PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(3)
(To prospectus dated March 23, 2011)	Registration No. 333-162866

2,771,909 SHARES OF COMMON STOCK, $2.50 PAR VALUE

OFFICEMAX

INCORPORATED

This prospectus supplement supplements the prospectus dated March 23, 2011, relating to the resale of 2,771,909 shares of our common stock to allow our master trust (the “Selling Stockholder”), which is the funding vehicle for the Company’s six tax-qualified employee pension benefit plans (the “Plans”), to resell, from time to time, shares of our common stock that we contributed as a voluntary, excess contribution to the Selling Stockholder. Since the date that we contributed such shares to the Selling Stockholder, the Selling Stockholder has sold 5,559,813 of the 8,331,722 shares contributed to the Selling Stockholder, and the 2,771,909 shares specified above represents the number of shares remaining to be sold. This prospectus supplement should be read in conjunction with the prospectus dated March 23, 2011, including any supplements thereto, which is to be delivered with this prospectus supplement, and this prospectus supplement is qualified by reference to the prospectus and any supplements thereto, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus and any supplements thereto. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any supplements thereto.

Quarterly Report on Form 10-Q

Current Report on Form 8-K

On April 29, 2011, we filed a Quarterly Report on Form 10-Q for the period ended March 26, 2011 with the Securities and Exchange Commission (“SEC”). The text of such form 10-Q is attached hereto as Exhibit 99.1.

On June 3, 2011, we filed a Current Report on Form 8-K with the SEC. The text of such Form 8-K is attached hereto as Exhibit 99.2.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 9, 2011.

Exhibit 99.1

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended March 26, 2011

or

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from             to

Commission File Number: 1-5057

OFFICEMAX INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	82-0100960
(State or other jurisdiction of incorporation or organization)	(I.R.S Employer Identification No.)

263 Shuman Boulevard Naperville, Illinois	60563
(Address of principal executive offices)	(Zip Code)

(630) 438-7800

(Registrant’s telephone number, including area code)

(Former name, former address and former fiscal year, if changed since last report)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).    Yes  ☒    No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “accelerated filer”, “large accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    Yes  ☐    No  ☒

Indicate the number of shares outstanding of each of the issuer’s classes of common stock, as of the latest practicable date.

Class	Shares Outstanding as of April 20, 2011
Common Stock, $2.50 par value	85,968,573

ITEM 1.	FINANCIAL STATEMENTS

OfficeMax Incorporated and Subsidiaries

Consolidated Statements of Operations

(thousands, except per-share amounts)

	Three Months Ended
	March 26, 2011	March 27, 2010
	(unaudited)
Sales	$1,863,001	$1,917,254
Cost of goods sold and occupancy costs	1,388,489	1,411,788

Gross profit	474,512	505,466
Operating expenses
Operating, selling and general and administrative expenses	445,900	441,925
Other operating expenses	—	14,188

Operating income	28,612	49,353
Interest expense	(18,767)	(18,316)
Interest income	11,020	10,616
Other income, net	38	51

Pre-tax income	20,903	41,704
Income tax expense	(7,670)	(15,401)

Net income attributable to OfficeMax and noncontrolling interest	13,233	26,303
Joint venture results attributable to noncontrolling interest	(1,330)	(855)

Net income attributable to OfficeMax	$11,903	$25,448
Preferred dividends	(537)	(669)

Net income available to OfficeMax common shareholders	$11,366	$24,779

Net income per common share
Basic	$0.13	$0.29
Diluted	$0.13	$0.29

See accompanying notes to quarterly consolidated financial statements

OfficeMax Incorporated and Subsidiaries

Consolidated Balance Sheets

(thousands)

	March 26, 2011	December 25, 2010
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$444,091	$462,326
Receivables, net	548,827	546,885
Inventories	750,922	846,463
Deferred income taxes and receivables	98,859	99,613
Other current assets	62,271	58,999

Total current assets	1,904,970	2,014,286

Property and equipment:
Land and land improvements	41,260	41,317
Buildings and improvements	489,357	487,160
Machinery and equipment	773,424	818,081

Total property and equipment	1,304,041	1,346,558
Accumulated depreciation	(910,017)	(949,269)

Net property and equipment	394,024	397,289

Intangible assets, net	82,649	83,231
Investment in Boise Cascade Holdings, L.L.C.	175,000	175,000
Timber notes receivable	899,250	899,250
Deferred income taxes	277,063	284,529
Other non-current assets	233,597	225,344

Total assets	$3,966,553	$4,078,929

See accompanying notes to quarterly consolidated financial statements

OfficeMax Incorporated and Subsidiaries

Consolidated Balance Sheets

(thousands, except share and per-share amounts)

	March 26, 2011	December 25, 2010
	(unaudited)
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of debt	$6,039	$4,560
Accounts payable	595,293	686,106
Income tax payable	8,625	11,055
Accrued expenses and other current liabilities:
Compensation and benefits	106,179	145,911
Other	203,128	196,842

Total current liabilities	919,264	1,044,474

Long-term debt, less current portion	269,694	270,435
Non-recourse debt	1,470,000	1,470,000

Other long-term items:
Compensation and benefits obligations	250,683	250,756
Deferred gain on sale of assets	179,757	179,757
Other long-term liabilities	205,546	213,496

Noncontrolling interest in joint venture	49,311	49,246

Shareholders’ equity:
Preferred stock—no par value; 10,000,000 shares authorized; Series D ESOP: $.01 stated value; 680,419 and 686,696 shares outstanding	30,619	30,901
Common stock—$2.50 par value; 200,000,000 shares authorized; 85,967,898 and 85,057,710 shares outstanding	214,920	212,644
Additional paid-in capital	989,418	986,579
Accumulated deficit	(522,775)	(533,606)
Accumulated other comprehensive loss	(89,884)	(95,753)

Total OfficeMax shareholders’ equity	622,298	600,765

Total liabilities and shareholders’ equity	$3,966,553	$4,078,929

See accompanying notes to quarterly consolidated financial statements

OfficeMax Incorporated and Subsidiaries

Consolidated Statements of Cash Flows

(thousands)

	Three Months Ended
	March 26, 2011	March 27, 2010
	(unaudited)
Cash provided by operations:
Net income attributable to OfficeMax and noncontrolling interest	$13,233	$26,303
Non-cash items in net income:
Earnings on investment in Boise Cascade Holdings L.L.C.	(1,897)	(1,754)
Depreciation and amortization	20,918	26,415
Pension and other postretirement benefits expense	1,982	1,546
Other	5,830	2,428
Changes in operating assets and liabilities:
Receivables	996	964
Inventories	98,538	81,954
Accounts payable and accrued liabilities	(128,296)	(86,455)
Current and deferred income taxes	4,312	18,646
Other	(14,745)	(6,019)

Cash provided by operations	871	64,028

Cash used for investment:
Expenditures for property and equipment	(17,012)	(9,245)
Proceeds from sales of assets, net	72	415

Cash used for investment	(16,940)	(8,830)

Cash used for financing:
Cash dividends paid—preferred stock	(1,142)	(1,348)
Borrowings (payments) of short-term debt, net	1,336	(174)
Payments of long-term debt	(1,062)	(662)
Purchase of Series D preferred stock	(273)	(1,642)
Proceeds from exercise of stock options	1,803	808
Payments related to other share-based compensation	(4,404)	—
Other	11	7

Cash used for financing	(3,731)	(3,011)

Effect of exchange rates on cash and cash equivalents	1,565	987
Increase (decrease) in cash and cash equivalents	(18,235)	53,174

Balance at beginning of the period	462,326	486,570

Balance at end of the period	$444,091	$539,744

See accompanying notes to quarterly consolidated financial statements

Notes to Quarterly Consolidated Financial Statements (unaudited)

1. Basis of Presentation

Nature of Operations

OfficeMax Incorporated (“OfficeMax,” the “Company” or “we”) is a leader in both business-to-business and retail office products distribution. The Company provides office supplies and paper, print and document services, technology products and solutions and furniture to large, medium and small businesses, government offices and consumers. OfficeMax customers are served by approximately 30,000 associates through direct sales, catalogs, the Internet and a network of retail stores located throughout the United States, Canada, Australia, New Zealand and Mexico.

The accompanying quarterly consolidated financial statements include the accounts of OfficeMax and all majority-owned subsidiaries, except our 88%-owned subsidiary that formerly owned assets in Cuba that were confiscated by the Cuban government in the 1960s, which is accounted for as an investment due to various asset restrictions. We also consolidate the variable interest entities in which the Company is the primary beneficiary. All significant intercompany balances and transactions have been eliminated in consolidation. These financial statements are for the thirteen-week period ended on March 26, 2011 (also referred to as the “first quarter of 2011” or the “three months ended March 26, 2011”) and the thirteen-week period ended on March 27, 2010 (also referred to as the “first quarter of 2010” or the “three months ended March 27, 2010”). The Company’s fiscal year ends on the last Saturday in December. Due primarily to statutory reporting requirements, the Company’s international businesses maintain December 31 year-ends and end their quarters on the last calendar day of the month, with our majority-owned joint venture in Mexico reporting one month in arrears. Fiscal year 2010 included 52 weeks for all reportable segments and businesses. Fiscal year 2011 will include 53 weeks for our U.S. businesses.

The Company manages its business using three reportable segments: OfficeMax, Contract (“Contract segment” or “Contract”); OfficeMax, Retail (“Retail segment” or “Retail”); and Corporate and Other. Management reviews the performance of the Company based on these segments. We present information pertaining to our segments in Note 10, “Segment Information”.

The Company has prepared the quarterly consolidated financial statements included herein pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). Some information and note disclosures, which would normally be included in comprehensive annual financial statements prepared in accordance with accounting principles generally accepted in the United States, have been condensed or omitted pursuant to those rules and regulations. These quarterly consolidated financial statements should be read together with the consolidated financial statements and the accompanying notes included in the Company’s Annual Report on Form 10-K for the year ended December 25, 2010.

The quarterly consolidated financial statements included herein have not been audited by an independent registered public accounting firm, but in the opinion of management, include all adjustments necessary to present fairly the results for the periods indicated. Except as disclosed within these “Notes to Quarterly Consolidated Financial Statements (unaudited),” the adjustments made were of a normal, recurring nature. Quarterly results are not necessarily indicative of results which may be expected for a full year.

Recently Issued or Newly Adopted Accounting Standards

There were no recently issued or newly adopted accounting standards that were applicable to the preparation of our consolidated financial statements for 2011 or that may become applicable to the preparation of our consolidated financial statements in the future.

Notes to Quarterly Consolidated Financial Statements (unaudited)—(Continued)

2. Facility Closure Reserves

We conduct regular reviews of our real estate portfolio to identify underperforming facilities, and close those facilities that are no longer strategically or economically beneficial. We record a liability for the cost associated with a facility closure at its fair value in the period in which the liability is incurred, primarily the location’s cease-use date. Upon closure, unrecoverable costs are included in facility closure reserves and include provisions for the present value of future lease obligations, less contractual or estimated sublease income. Accretion expense is recognized over the life of the required payments.

During the first quarter of 2010, the Company recorded pre-tax charges of $13.4 million in its Retail segment related to facility closure, of which $12.0 million related to the lease liability and other costs associated with closing seven domestic stores prior to the end of their lease terms and $1.4 million was related to other items.

Facility closure reserve account activity during the first three months of 2011 was as follows:

Total
(thousands)
Balance at December 25, 2010	$61,673
Changes to estimated costs included in income	696
Cash payments	(6,827)
Accretion	871

Balance at March 26, 2011	$56,413

Reserve balances were classified in the Consolidated Balance Sheets as follows:

March 26, 2011
(thousands)
Other accrued liabilities	$16,033
Other long-term liabilities	40,380

Total	$56,413

At March 26, 2011, the components of the facilities closure reserve consisted of the following:

Total
(thousands)
Estimated future lease obligations	$119,031
Less: anticipated sublease income	(62,618)

Total	$56,413

3. Severance and Other Charges

The first quarter of 2010 included a charge recorded in our Contract segment of $0.8 million for severance related to reorganizations in our U.S. Contract operations. This charge was included in other operating expenses in the Consolidated Statements of Operations.

As of March 26, 2011, $0.4 million of severance charges previously recorded remain to be paid and are included in accrued expenses and other current liabilities in the Consolidated Balance Sheets.

Notes to Quarterly Consolidated Financial Statements (unaudited)—(Continued)

4. Timber Notes/Non-Recourse Debt

In October 2004, we sold our timberland assets in exchange for $15 million in cash plus credit-enhanced timber installment notes in the amount of $1,635 million (the “Installment Notes”). The Installment Notes were issued by single-member limited liability companies formed by affiliates of Boise Cascade, L.L.C. (the “Note Issuers”). The Installment Notes are 15-year non-amortizing obligations and were issued in two equal $817.5 million tranches bearing interest at 5.11% and 4.98%, respectively. In order to support the issuance of the Installment Notes, the Note Issuers transferred a total of $1,635 million in cash to Lehman Brothers Holdings Inc. (“Lehman”) and Wachovia Corporation (“Wachovia”) (which was later purchased by Wells Fargo & Company) ($817.5 million to each of Lehman and Wachovia). Lehman and Wachovia issued collateral notes (the “Collateral Notes”) to the Note Issuers. Concurrently with the issuance of the Installment and Collateral Notes, Lehman and Wachovia guaranteed the respective Installment Notes and the Note Issuers pledged the Collateral Notes as security for the performance of the Installment Note obligations. The Installment Notes are reported as timber notes receivable in our Consolidated Balance Sheets.

In December 2004, we completed a securitization transaction in which the Company’s interests in the Installment Notes and related guarantees were transferred to wholly-owned bankruptcy remote subsidiaries. The subsidiaries pledged the Installment Notes and related guarantees and issued securitized notes (the “Securitization Notes”) in the amount of $1,470 million ($735 million through the structure supported by the Lehman guaranty and $735 million through the structure supported by the Wachovia guaranty). As a result of these transactions, we received $1,470 million in cash. Recourse on the Securitization Notes is limited to the proceeds of the applicable pledged Installment Notes and underlying Lehman or Wachovia guaranty, and therefore there is no recourse against OfficeMax. The Securitization Notes are 15-year non-amortizing, and were issued in two equal $735 million tranches paying interest of 5.54% and 5.42%, respectively. The Securitization Notes are reported as non-recourse debt in the Company’s Consolidated Balance Sheets.

On September 15, 2008, Lehman, the guarantor of half of the Installment Notes and the Securitization Notes, filed a petition in the United States Bankruptcy Court for the Southern District of New York seeking relief under chapter 11 of the United States Bankruptcy Code. Lehman’s bankruptcy filing constituted an event of default under the $817.5 million Installment Note guaranteed by Lehman (the “Lehman Guaranteed Installment Note”).

We are required for accounting purposes to assess the carrying value of assets whenever circumstances indicate that a decline in value may have occurred. In 2008, we evaluated the carrying value of the Lehman Guaranteed Installment Note and reduced it to the estimated amount we expect to collect ($81.8 million) by recording a non-cash impairment charge of $735.8 million, pre-tax. The ultimate amount to be realized on the Lehman Guaranteed Installment Note depends entirely on the proceeds from the Lehman bankruptcy estate, which may not be finally determined for several years. Our estimate of the expected proceeds has not changed, and at March 26, 2011, the carrying value of the Lehman Guaranteed Installment Note remained at $81.8 million. On April 14, 2010, Lehman filed its Debtors’ Disclosure Statement with the United States Bankruptcy Court for the Southern District of New York. The Disclosure Statement indicated a range of estimated recoveries for general unsecured creditors of Lehman. As our estimate is similar to the estimate included in the Disclosure Statement, we have not adjusted our estimated carrying value for the Lehman Guaranteed Installment Note. Going forward, we intend to adjust the carrying value of the Lehman Guaranteed Installment Note as further information regarding our share of the proceeds, if any, from the Lehman bankruptcy estate becomes available.

Recourse on the Securitization Notes is limited to the proceeds from the applicable pledged Installment Notes and underlying Lehman or Wachovia guaranty. Accordingly, the Lehman Guaranteed Installment Note and underlying Lehman guaranty will be transferred to the holders of the Securitization Notes guaranteed by Lehman in order to settle and extinguish that liability. However, under current generally accepted accounting principles,

Notes to Quarterly Consolidated Financial Statements (unaudited)—(Continued)

we are required to continue to recognize the liability related to the Securitization Notes guaranteed by Lehman until such time as the liability has been extinguished. This will occur when the Lehman Guaranteed Installment Note and the related guaranty are transferred to and accepted by the Securitization Note holders. We expect that this will occur no later than the date when the assets of Lehman are distributed and the bankruptcy is finalized. Accordingly, we expect to recognize a non-cash gain equal to the difference between the carrying amount of the Securitization Notes guaranteed by Lehman ($735.0 million at March 26, 2011) and the carrying value of the Lehman Guaranteed Installment Note ($81.8 million at March 26, 2011) in a later period when the liability is legally extinguished. The actual gain to be recognized in the future will be measured based on the carrying amounts of the Lehman Guaranteed Installment Note and the Securitization Notes guaranteed by Lehman at the date of settlement.

Through March 26, 2011, we have received all payments due under the Installment Notes guaranteed by Wachovia (the “Wachovia Guaranteed Installment Notes”), which have consisted only of interest due on the notes, and have made all payments due on the related Securitization Notes guaranteed by Wachovia, again consisting only of interest due. As all amounts due on the Wachovia Guaranteed Installment Notes are current and we have no reason to believe that we will not be able to collect all amounts due according to the contractual terms of the Wachovia Guaranteed Installment Notes, the notes are stated in our Consolidated Balance Sheets at their original principal amount of $817.5 million. The Installment Notes and Securitization Notes are scheduled to mature in 2020 and 2019, respectively. The Securitization Notes have an initial term that is approximately three months shorter than the Installment Notes.

At the time of the sale of the timberlands in 2004, we generated a tax gain and recognized the related deferred tax liability. The timber installment notes structure allowed the Company to defer the resulting tax liability of $543 million until 2020, the maturity date for the Installment Notes. Due to the Lehman bankruptcy and note defaults, the recognition of the Lehman portion of the gain will be triggered when the Lehman Guaranteed Installment Note is transferred to the Securitization Note holders as payment and/or when the Lehman bankruptcy is resolved. At that time, we expect to reduce the estimated cash payment due by utilizing our available alternative minimum tax credits.

5. Debt

Credit Agreements

On July 12, 2007, the Company entered into an Amended and Restated Loan and Security Agreement (the “U.S. Credit Agreement”) with a group of banks. The U.S. Credit Agreement permits the Company to borrow up to a maximum of $700 million subject to a borrowing base calculation that limits availability to a percentage of eligible accounts receivable plus a percentage of the value of eligible inventory less certain reserves. The U.S. Credit Agreement may be increased (up to a maximum of $800 million) at the Company’s request or reduced from time to time, in each case according to the terms detailed in the U.S. Credit Agreement. Letters of credit, which may be issued under the U.S. Credit Agreement up to a maximum of $250 million, reduce available borrowing capacity. At the end of the first quarter of 2011, the Company was in compliance with all covenants under the U.S. Credit Agreement. The U.S. Credit Agreement expires on July 12, 2012.

During all periods presented, borrowings under the U.S. Credit Agreement were subject to interest at rates based on either the prime rate or the London Interbank Offered Rate (“LIBOR”). Margins were applied to the applicable borrowing rates and letter of credit fees under the U.S. Credit Agreement depending on the level of average availability. Fees on letters of credit issued under the U.S. Credit Agreement were charged at a weighted average rate of 0.875%. The Company was also charged an unused line fee of 0.25% on the amount by which the maximum available credit exceeded the average daily outstanding borrowings and letters of credit.

Notes to Quarterly Consolidated Financial Statements (unaudited)—(Continued)

On September 30, 2009, Grand & Toy Limited, the Company’s wholly owned subsidiary in Canada, entered into a Loan and Security Agreement (the “Canadian Credit Agreement”) with a group of banks. The Canadian Credit Agreement permits Grand & Toy Limited to borrow up to a maximum of C$60 million subject to a borrowing base calculation that limits availability to a percentage of eligible accounts receivable plus a percentage of the value of eligible inventory less certain reserves. The Canadian Credit Agreement may be increased (up to a maximum of C$80 million) at Grand & Toy Limited’s request or reduced from time to time, in each case according to the terms detailed in the Canadian Credit Agreement. Letters of credit, which may be issued under the Canadian Credit Agreement up to a maximum of C$10 million, reduce available borrowing capacity under the Canadian Credit Agreement. At the end of the first quarter of 2011, Grand & Toy Limited was in compliance with all covenants under the Canadian Credit Agreement. The Canadian Credit Agreement expires on July 12, 2012.

On March 15, 2010, the Company’s five wholly-owned subsidiaries based in Australia and New Zealand entered into a Facility Agreement (the “Australia/New Zealand Credit Agreement”) with a financial institution based in those countries. The Australia/New Zealand Credit Agreement permits the subsidiaries in Australia and New Zealand to borrow up to a maximum of A$80 million subject to a borrowing base calculation that limits availability to a percentage of eligible accounts receivable plus a percentage of the value of certain owned properties, less certain reserves. At the end of the first quarter of 2011, the subsidiaries in Australia and New Zealand were in compliance with all covenants under the Australia/New Zealand Credit Agreement. The Australia/New Zealand Credit Agreement expires on March 15, 2013.

Availability under the Company’s credit agreements at the end of the first quarter of 2011 was as follows:

	U.S. Credit Agreement	Canadian Credit Agreement	Australia/ New Zealand Credit Agreement	Total
	(millions of U.S. dollars)
Maximum aggregate available borrowing amount	$501.0	$49.9	$58.9	$609.8
Less: Stand-by letters of credit	(54.5)	—	—	(54.5)

Amount available for borrowing	$446.5	$49.9	$58.9	$555.3

There were no borrowings under the Company’s credit agreements during 2011.

Other

At the end of the first quarter of 2011, Grupo OfficeMax, our 51%-owned joint venture in Mexico, had total outstanding borrowings of $13.9 million. This included $7.5 million outstanding under a 60-month installment note due in the first quarter of 2014 and $5.1 million outstanding under a 54-month installment note due in the third quarter of 2014. Payments on the installment loans are made monthly. The remaining $1.3 million of borrowings is a simple revolving loan. There is no recourse against the Company on the Grupo OfficeMax loans. The installment loan maturing in the third quarter of 2014 is secured by certain owned property of Grupo OfficeMax. All other Grupo OfficeMax loan facilities are unsecured.

Cash Paid for Interest

Cash payments for interest, net of interest capitalized and including interest payments related to the Securitization Notes, were $5.3 million and $5.7 million for the first three months of 2011 and 2010, respectively. Cash interest payments made on the Securitization Notes are completely offset by interest payments received on the Installment Notes.

Notes to Quarterly Consolidated Financial Statements (unaudited)—(Continued)

6. Investment in Boise Cascade Holdings, L.L.C.

In connection with the sale of the paper, forest products and timberland assets in 2004, the Company invested $175 million in affiliates of Boise Cascade, L.L.C. Due to restructurings conducted by those affiliates, our investment is currently in Boise Cascade Holdings, L.L.C. (the “Boise Investment”), a building products company.

A portion of the securities received in exchange for the Company’s investment carry no voting rights. This investment is accounted for under the cost method as Boise Cascade Holdings, L.L.C. does not maintain separate ownership accounts for its affiliate’s members, and the Company does not have the ability to significantly influence its operating and financial policies.

The Boise Investment represented a continuing involvement in the operations of the business we sold in 2004. Therefore, approximately $180 million of gain realized from the sale was deferred. This gain is expected to be recognized in earnings as the Company’s investment is reduced.

The non-voting securities of Boise Cascade Holdings, L.L.C. accrue dividends daily at the rate of 8% per annum on the liquidation value plus accumulated dividends. Dividends accumulate semiannually to the extent not paid in cash on the last day of June and December. The Company recognized dividend income on this investment of $1.9 million and $1.8 million during the first three months of 2011 and 2010, respectively. The dividend receivable was $32.1 million at March 26, 2011, and was recorded in other non-current assets in the Consolidated Balance Sheets.

7. Financial Instruments, Derivatives and Hedging Activities

Fair Value of Financial Instruments

The carrying amounts of cash and cash equivalents, trade accounts receivable, other assets (non-derivatives), short-term borrowings and trade accounts payable approximate fair value because of the short maturity of these instruments. The following table presents the carrying amounts and estimated fair values of the Company’s other financial instruments at March 26, 2011 and December 25, 2010. The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties.

	March 26, 2011
	Fair Value				Carrying Amount
	Level 1	Level 2	Level 3	Total
	(thousands)
Financial assets:
Timber notes receivable
Wachovia	$—	$894,028	$—	$894,028	$817,500
Lehman	$—	$—	$81,750	$81,750	$81,750

Financial liabilities:
Recourse debt	$11,039	$246,859	$—	$257,898	$275,733
Non-recourse debt
Wachovia	$—	$815,790	$—	$815,790	$735,000
Lehman	$—	$—	$81,750	$81,750	$735,000

Notes to Quarterly Consolidated Financial Statements (unaudited)—(Continued)

	December 25, 2010
	Fair Value				Carrying Amount
	Level 1	Level 2	Level 3	Total
	(thousands)
Financial assets:
Timber notes receivable
Wachovia	$—	$888,288	$—	$888,288	$817,500
Lehman	$—	$—	$81,750	$81,750	$81,750

Financial liabilities:
Recourse debt	$—	$255,519	$—	$255,519	$274,995
Non-recourse debt
Wachovia	$—	$811,093	$—	$811,093	$735,000
Lehman	$—	$—	$81,750	$81,750	$735,000

In establishing a fair value, there is a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The basis of the fair value measurement is categorized in three levels, in order of priority, described as follows:

Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2: Quoted prices in markets that are not active, or financial instruments for which all significant inputs are observable; either directly or indirectly.

Level 3: Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable; thus reflecting assumptions about the market participants.

The carrying amounts shown in the table are included in the Consolidated Balance Sheets under the indicated captions. The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

•

Timber notes receivable: The fair value of the Wachovia Guaranteed Installment Notes is determined as the present value of expected future cash flows discounted at the current interest rate for loans of similar terms with comparable credit risk (Level 2 inputs). The fair value of the Lehman Guaranteed Installment Note reflects the estimated future cash flows of the note considering the estimated effects of the Lehman bankruptcy (Level 3 inputs).

•

Recourse debt: The Company’s debt instruments are not widely traded. Recourse debt for which there were trades on the last day of the period (the “measurement date”) was valued using the unadjusted quoted price from the last trade on the measurement date. (Level 1 input), Recourse debt for which there were no transactions on the measurement date was valued based on quoted market prices near the measurement date when available or by discounting the future cash flows of each instrument using rates based on the most recently observable trade or using rates currently offered to the Company for similar debt instruments of comparable maturities (Level 2 inputs).

•

Non-recourse debt: The fair value of the Securitization Notes supported by Wachovia is estimated by discounting the future cash flows of the instrument at rates currently available to the Company for similar instruments of comparable maturities (Level 2 inputs). The Securitization Notes supported by Lehman is estimated based on the future cash flows of the Lehman Guaranteed Installment Note (the proceeds from which are the sole source of payment of this note) in a bankruptcy proceeding (Level 3 inputs).

Notes to Quarterly Consolidated Financial Statements (unaudited)—(Continued)

During the first three months of 2011, there was no change in assets and liabilities measured at estimated fair value using Level 3 inputs.

Derivatives and Hedging Activities

Changes in foreign currency exchange rates expose the Company to financial market risk. The Company occasionally uses derivative financial instruments, such as forward exchange contracts, to manage its exposure associated with commercial transactions and certain liabilities that are denominated in a currency other than the currency of the operating unit entering into the underlying transaction. The Company does not enter into derivative instruments for any other purpose. The Company does not speculate using derivative instruments. The fair values of derivative financial instruments were not material at the end of the first quarter of 2011 or at the end of fiscal year 2010.

8. Income Taxes

The Company or its subsidiaries file income tax returns in the U.S. Federal jurisdiction, and multiple state and foreign jurisdictions. Years prior to 2006 are no longer subject to U.S. Federal income tax examination. The Company is no longer subject to state income tax examinations by tax authorities in its major state jurisdictions for years before 2003, and the Company is no longer subject to income tax examinations prior to 2005 for its major foreign jurisdictions.

As discussed in Note 4, “Timber Notes/Non-Recourse Debt,” at the time of the sale of the timberlands in 2004, we generated a tax gain and recognized the related deferred tax liability. The timber installment notes structure allowed the Company to defer the resulting tax liability of $543 million until 2020, the maturity date for the Installment Notes. Due to the Lehman bankruptcy and note defaults, the recognition of the Lehman portion of the gain will be triggered when the Lehman Guaranteed Installment Note is transferred to the Securitization Note holders as payment and/or when the Lehman bankruptcy is resolved. At that time, we expect to reduce the estimated cash payment due by utilizing our available alternative minimum tax credits.

As of March 26, 2011, the Company had $20.9 million of total gross unrecognized tax benefits, $6.7 million of which would affect the Company’s effective tax rate if recognized and would result from the effective settlement of tax positions with various tax authorities. The Company does not anticipate any tax settlements to occur within the next twelve months.

A reconciliation of the beginning and ending gross unrecognized tax benefits is as follows:

Amount
(thousands)
Balance at December 25, 2010	$20,863
Increase related to prior year tax positions	45
Settlement	(10)

Balance at March 26, 2011	$20,898

During the first three months of 2011 and 2010, the Company made cash payments for income taxes, net of refunds received, as follows:

	2011	2010
	(thousands)
Cash tax payments (refunds), net	$3,358	$(3,245)

Notes to Quarterly Consolidated Financial Statements (unaudited)—(Continued)

9. Retirement and Benefit Plans

Components of Net Periodic Benefit Cost (Income)

The following represents the components of net periodic pension and other postretirement benefit costs (income) which are recorded in operating, selling and general and administrative expense in the Consolidated Statements of Operations:

	Three Months Ended
	Pension Benefits		Other Benefits
	March 26, 2011	March 27, 2010	March 26, 2011	March 27, 2010
	(thousands)
Service cost	$639	$676	$96	$65
Interest cost	17,542	18,613	301	295
Expected return on plan assets	(20,105)	(20,876)	—	—
Recognized actuarial loss	4,427	3,346	84	48
Amortization of prior service costs and other	—	380	(1,002)	(1,001)

Net periodic benefit cost (income)	$2,503	$2,139	$(521)	$(593)

Cash Flows

The Company expects to fund the minimum pension contribution requirement for 2011 of approximately $3.7 million, with cash. As of March 26, 2011, $0.9 million in cash has been contributed.

10. Segment Information

The Company manages its business using three reportable segments: Contract, Retail, and Corporate and Other. Management reviews the performance of the Company based on these segments.

Contract distributes a broad line of items for the office, including office supplies and paper, technology products and solutions, print and document services and office furniture. Contract sells directly to large corporate and government offices, as well as to small and medium-sized offices in the United States, Canada, Australia and New Zealand. This segment markets and sells through field salespeople, outbound telesales, catalogs, the Internet and in some markets, including Canada, Australia and New Zealand, through office products stores. Substantially all products sold by Contract are purchased from third-party manufacturers or industry wholesalers, except office papers. Contract purchases office papers primarily from Boise White Paper, L.L.C., under a 12-year paper supply contract which has an initial term that expires in 2012 followed by a four-year-phase down period.

Retail is a retail distributor of office supplies and paper, print and document services, technology products and solutions and office furniture. In addition, this segment contracts with large national retail chains to supply office and school supplies to be sold in their stores. Retail office supply stores feature OfficeMax ImPress, an in-store module devoted to print-for-pay and related services. Retail has operations in the United States, Puerto Rico and the U.S. Virgin Islands. The retail segment also operates office products stores in Mexico through a 51%-owned joint venture. Substantially all products sold by Retail are purchased from third-party manufacturers or industry wholesalers, except office papers. Retail purchases office papers primarily from Boise White Paper, L.L.C., under the paper supply contract described above.

Corporate and Other includes corporate support staff services and certain other legacy expenses as well as the related assets and liabilities. The income and expense related to certain assets and liabilities that are reported in the Corporate and Other segment have been allocated to the Contract and Retail segments.

Notes to Quarterly Consolidated Financial Statements (unaudited)—(Continued)

Management evaluates the segments’ performances using segment income (loss) which is based on operating income (loss) after eliminating the effect of certain operating items that are not indicative of our core operations such as severances, facility closures and adjustments, and asset impairments. These certain operating items are reported on the other operating expenses line in the Consolidated Statements of Operations.

The following tables contain details of the Company’s operations by segment:

	Sales	Segment income (loss)	Other operating, income (expense)	Operating income (loss)
	(thousands)
Three months ended March 26, 2011
Contract	$925,672	$9,005	$—	$9,005
Retail	937,329	25,620	—	25,620
Corporate and Other	—	(6,013)	—	(6,013)

Total	$1,863,001	$28,612	$—	$28,612

Three months ended March 27, 2010
Contract	$963,000	$33,758	$(861)	$32,897
Retail	954,254	38,783	(13,352)	25,431
Corporate and Other	—	(9,000)	25	(8,975)

Total	$1,917,254	$63,541	$(14,188)	$49,353

Interest expense, interest income, other income, net and pre-tax income are not recorded by segment.

11. Share-Based Compensation

The Company sponsors several share-based compensation plans. The Company recognizes compensation expense from all share-based payment transactions with employees in the consolidated financial statements based on grant date fair value. Pre-tax compensation expense related to the Company’s share-based plans was $5.4 million and $2.6 million for the first three months of 2011 and 2010, respectively. Compensation expense is generally recognized on a straight-line basis over the vesting period of grants. The total income tax benefit recognized in the consolidated statement of operations for share-based compensation arrangements was $2.1 million and $1.0 million for the first three months of 2011 and 2010, respectively.

Restricted Stock and Restricted Stock Units

The Company recognizes compensation expense related to restricted stock and Restricted Stock Unit (“RSU”) awards over the vesting periods based on the closing price of the Company’s common stock on the grant dates. The Company calculates the grant date fair value of the RSU awards by multiplying the number of RSU awards by the closing price of the Company’s common stock on the grant date. If these awards contain performance criteria the grant date fair value is set assuming performance at target, and management periodically reviews actual performance against the criteria and adjusts compensation expense accordingly. Pre-tax compensation expense related to restricted stock and RSU awards was $2.5 million and $1.5 million for the first three months of 2011 and 2010, respectively. The remaining compensation expense to be recognized related to outstanding restricted stock and RSUs, net of estimated forfeitures, is approximately $11.6 million. The remaining compensation expense will be recognized through the first quarter of 2014.

Notes to Quarterly Consolidated Financial Statements (unaudited)—(Continued)

A summary of restricted stock and RSU activity for the first three months of 2011 is presented in the following table:

	Shares	Weighted-Average Grant Date Fair Value Per Share
Nonvested, December 25, 2010	2,111,135	$13.89
Granted	403,188	15.16
Vested	(815,325)	15.16
Forfeited	(18,327)	13.69

Nonvested, March 26, 2011	1,680,671	$13.57

Stock Options

The Company’s stock options are issued at a price equal to fair market value on the grant date and typically expire within seven years of the grant date. Stock options granted under the OfficeMax Incentive and Performance Plan generally vest over a three year period. The grant date fair value used to calculate compensation expense related to stock option awards is based on the Black-Scholes option pricing model. Pre-tax compensation expense related to stock option awards was $2.9 million and $1.1 million for the first three months of 2011 and 2010, respectively. The remaining compensation expense to be recognized related to outstanding stock options net of estimated forfeitures, is approximately $18.0 million. The majority of the remaining compensation expense will be recognized through the first quarter of 2014.

A summary of stock option activity for the first three months of 2011 is presented in the following table:

	Shares	Wtd. Avg. Ex. Price
Balance at December 25, 2010	4,313,290	$16.52
Options granted	965,730	16.86
Options exercised	(375,622)	4.80
Options forfeited and expired	(40,016)	13.71

Balance at March 26, 2011	4,863,382	$17.52

Exercisable at March 26, 2011	1,901,665
Weighted average fair value of options granted (Black-Scholes)	$8.93

The following table provides summarized information about stock options outstanding at March 26, 2011:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Options Outstanding	Weighted Average Contractual Life (Years)	Weighted Average Exercise Price	Options Exercisable	Weighted Average Exercise Price
$2.00 – $3.00	11,171	—	$2.50	11,171	$2.50
$4.00 – $5.00	972,480	4.9	4.74	536,593	4.72
$12.00 – $17.00	1,848,571	6.4	15.72	297,741	14.52
$18.00 – $28.00	1,356,200	5.1	20.84	381,200	27.71
$28.01 – $39.00	674,960	1.8	34.44	674,960	34.44

At March 26, 2011, the aggregate intrinsic value was $8.0 million for outstanding stock options and $4.5 million for exercisable stock options. The aggregate intrinsic value represents the total pre-tax intrinsic value (i.e. the difference between the Company’s closing stock price on the last trading day of the first quarter of 2011 and the exercise price, multiplied by the number of in-the-money stock options at the end of the quarter).

Notes to Quarterly Consolidated Financial Statements (unaudited)—(Continued)

During the first three months of 2011, the Company granted stock options for 965,730 shares of our common stock and estimated the fair value of each stock option award on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions: risk-free interest rate of 2.05%, expected life of 4.5 years and expected stock price volatility of 64.8%. The risk-free interest rate assumptions are based on the applicable Treasury bill rates over the stock options’ expected lives; the expected life assumptions are based on the time period stock options are expected to be outstanding based on historical experience; and the expected stock price volatility assumptions are based on the historical and implied volatility of the Company’s common stock.

12. Shareholders’ Equity and Noncontrolling Interest

The following table reflects changes in shareholders’ equity and noncontrolling interest for the first three months of 2011.

	Shareholders’ Equity	Noncontrolling Interest
	(thousands)
Balance at December 25, 2010	$600,765	$49,246

Comprehensive income:
Net income attributable to OfficeMax and noncontrolling interest	11,903	1,330
Other comprehensive income:
Foreign currency translation adjustments	4,065	1,065
Amortization of unrecognized retirement and benefit costs, net of tax	2,114	—
Unrealized hedge loss adjustment, net of tax	(310)	—

Comprehensive income attributable to OfficeMax and noncontrolling interest	17,772	2,395
Preferred stock dividends	(1,068)	—
Stock-based compensation	5,365	—
Non-controlling interest fair value adjustment	2,330	(2,330)
Other	(2,866)	—

Balance at March 26, 2011	$622,298	$49,311

In accordance with an amended and restated joint venture agreement, the minority owner of Grupo OfficeMax, our joint-venture in Mexico, can elect to require OfficeMax to purchase the minority owner’s 49% interest in the joint venture if certain earnings targets are achieved. Earnings targets are calculated quarterly on a rolling four-quarter basis. Accordingly, the targets may be achieved in one quarter but not in the next. If the earnings targets are achieved and the minority owner elects to require OfficeMax to purchase the minority owner’s interest, the purchase price is based on the joint venture’s earnings and the current market multiples of similar companies. At the end of the first quarter of 2011, Grupo OfficeMax met the earnings targets and the estimated purchase price of the minority owner’s interest was $48.8 million. At the end of the first quarter of 2011, the noncontrolling interest was recorded at the estimated purchase price, which was in excess of the carrying value. As the estimated purchase price approximates fair value, the offset was recorded to additional paid-in capital.

Notes to Quarterly Consolidated Financial Statements (unaudited)—(Continued)

13. Comprehensive Income

Comprehensive income includes the following:

	Three Months Ended
	March 26, 2011	March 27, 2010
	(thousands)
Net income attributable to OfficeMax and noncontrolling interest	$13,233	$26,303
Other comprehensive income:
Foreign currency translation adjustments	5,130	4,543
Amortization of unrecognized retirement and benefit costs, net of tax	2,114	797
Unrealized hedge loss adjustment, net of tax	(310)	—

Comprehensive income attributable to OfficeMax and noncontrolling interest	20,167	31,643
Less: Comprehensive income attributable to noncontrolling interest	2,395	1,081

Comprehensive income available to OfficeMax	$17,772	$30,562

14. Net Income Per Common Share

Basic net income per share is calculated using net earnings available to holders of our common stock divided by the weighted average number of shares of common stock outstanding during the year. Diluted net income per share is similar to basic net income per share except that the weighted average number of shares of common stock outstanding is increased to include, if their inclusion is dilutive, the number of additional shares of common stock that would have been outstanding assuming the issuance of all potentially dilutive shares, such as common stock to be issued upon exercise of options and the vesting of non-vested restricted shares, and the conversion of outstanding preferred stock. Net income per common share was determined by dividing net income, as adjusted, by weighted average shares outstanding as follows:

	Three Months Ended
	March 26, 2011	March 27, 2010
	(thousands, except per- share amounts)
Net income available to OfficeMax common shareholders	$11,366	$24,779
Average shares—basic(a)	85,368	84,655
Restricted stock, stock options and other(b)	1,059	1,192

Average shares—diluted	86,427	85,847
Net income available to OfficeMax common shareholders per common share:
Basic	$0.13	$0.29
Diluted	$0.13	$0.29

(a)	The assumed conversion of outstanding preferred stock was anti-dilutive in all periods presented, and therefore no adjustment was required to determine diluted income from continuing operations or average shares-diluted.
(b)	Options to purchase 3.0 million and 1.2 million shares of common stock were outstanding during the first three months of 2011 and 2010, respectively, but were not included in the computation of diluted income per common share because the impact would have been anti-dilutive as the option price was higher than the average market price during the year.

ITEM 2.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion contains statements about our future financial performance. These statements are only predictions. Our actual results may differ materially from these predictions. In evaluating these statements, you should review “Item 1A. Risk Factors” of our annual report on Form 10-K, for the year ended December 25, 2010, including “Cautionary and Forward-Looking Statements.”

Overall Summary

Sales for the first quarter of 2011 were $1,863.0 million, compared to $1,917.3 million for the first quarter of 2010, a decrease of 2.8%. On a local currency basis, sales decreased 4.2%. Both our Contract and Retail businesses experienced sales declines in a challenging economic environment with reduced customer spending and changing buying habits. This spending reduction has occurred simultaneously with a heightened competitive marketplace and included a decline of approximately 1% due to inclement weather in the U.S. during the first quarter of 2011. Gross profit margin decreased by 0.9% of sales (90 basis points) to 25.5% of sales in the first quarter of 2011 compared to 26.4% of sales in the first quarter of 2010. Gross profit margin declines occurred in both our Contract and Retail segments resulting from the heightened competitive marketplace as well as an unfavorable mix shift in Retail and higher import duties associated with purchases in prior periods, partially offset by reduced delivery expense, as productivity gains offset higher fuel costs. Our Contract segment also experienced increased operating, selling and general and administrative expenses, while in our Retail segment these expenses remained flat as a percentage of sales compared to last year. Operating, selling and general and administrative expenses in our Corporate and other segment were lower compared to last year due to a favorable adjustment related to our company owned life insurance policies (“COLI policies”). We reported operating income of $28.6 million in the first quarter of 2011 compared to $49.4 million in the first quarter of 2010. As noted in the discussion and analysis that follows, our operating results were impacted by a number of significant items in the first quarter of 2010 consisting of charges for store closures and severance. There were no significant items in the first quarter of 2011. If we eliminate these items, our adjusted operating income for the first quarter of 2010 was $63.6 million compared to an adjusted operating income of $28.6 million for the first quarter of 2011. The reported net income available to OfficeMax common shareholders was $11.4 million, or $0.13 per diluted share, in the first quarter of 2011 compared to $24.8 million, or $0.29 per diluted share, in the first quarter of 2010. If we eliminate the impact of significant items from 2010, adjusted net income available to OfficeMax common shareholders for the first quarter of 2011 was $11.4 million, or $0.13 per diluted share, compared to $33.5 million, or $0.39 per diluted share, for the first quarter of 2010.

Results of Operations, Consolidated

($ in millions)

	Three months ended
	March 26, 2011	March 27, 2010
Sales	$1,863.0	$1,917.3
Gross profit	474.5	505.5
Operating, selling and general and administrative expenses	445.9	441.9
Other operating expenses	—	14.2

Total operating expenses	445.9	456.1
Operating income	$28.6	$49.4
Net income available to OfficeMax common shareholders	$11.4	$24.8

Gross profit margin	25.5%	26.4%
Operating, selling and general and administrative expenses
Percentage of sales	24.0%	23.1%

In addition to assessing our operating performance as reported under U.S. generally accepted accounting principles (“GAAP”), we evaluate our results of operations before non-operating legacy items and certain operating items that are not indicative of our core operating activities such as severance, facility closures and adjustments, and asset impairments. We believe our presentation of financial measures before, or excluding, these items, which are non-GAAP measures, enhances our investors’ overall understanding of our recurring operational performance and provides useful information to both investors and management to evaluate the ongoing operations and prospects of OfficeMax by providing better comparisons. Whenever we use non-GAAP financial measures, we designate these measures as “adjusted” and provide a reconciliation of the non-GAAP financial measures to the most closely applicable GAAP financial measure. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measure. In the following tables, we reconcile our non-GAAP financial measures to our reported GAAP financial results.

Although we believe the non-GAAP financial measures enhance an investor’s understanding of our performance, our management does not itself, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. The non-GAAP financial measures we use may not be consistent with the presentation of similar companies in our industry. However, we present such non-GAAP financial measures in reporting our financial results to provide investors with an additional tool to evaluate our operating results in a manner that focuses on what we believe to be our ongoing business operations.

	NON-GAAP RECONCILIATION FOR THE THREE MONTHS ENDED MARCH 27, 2010
	Operating income	Net income available to OfficeMax common shareholders	Diluted income per common share
	(millions, except per-share amounts)
As reported	$49.4	$24.8	$0.29
Store closure and severance adjustments	14.2	8.7	0.10

As adjusted	$63.6	$33.5	$0.39

These items are described in more detail in this Management’s Discussion and Analysis.

At the end of the first quarter of 2011, we had $444.1 million in cash and cash equivalents and $555.3 million in available (unused) borrowing capacity under our revolving credit facilities. The combination of cash and cash equivalents and available borrowing capacity yields $999.4 million of overall liquidity. At the end of the first quarter of 2011, we had outstanding recourse debt of $275.7 million (both current and long-term) and non-recourse obligations of $1,470.0 million related to the timber securitization notes. There is no recourse against OfficeMax on the securitized timber notes payable as recourse is limited to proceeds from the applicable pledged installment notes receivable and underlying guarantees. There were no borrowings on our revolving credit facilities during the first three months in 2011.

For the first three months of 2011, operations provided $0.9 million of cash. Working capital increased by $28.8 million due to the timing of our merchandise purchases and certain other payments, partially offset by the annual reduction of year-end inventory balances. Capital expenditures for the first three months of 2011 totaled $17.0 million and included systems and infrastructure investments.

Outlook

In recognition of current trends, we have put in place strong actions, including significant cost mitigation programs to bring our expenses in-line with last year. For the full year 2011, we anticipate that total company sales will be flat, to slightly higher than, the prior year, including the favorable impact of foreign currency translation and the benefit of a 53rd week, and the adjusted operating income margin rate will be in line with, to slightly lower than, the prior year. We anticipate capital expenditures for the full year of 2011 to be approximately $75 million, primarily related to technology, ecommerce and infrastructure investments and upgrades. In addition, we expect cash flow from operations to be in excess of capital expenditures for the full year of 2011.

Operating Results

Sales for the first quarter of 2011 decreased 2.8% to $1,863.0 million from $1,917.3 million for the first quarter of 2010, which included the impact of favorable currency exchange rates relating to our international subsidiaries. Inclement weather in the U.S. during the first quarter of 2011 caused approximately 1% of the sales decline. On a local currency basis, sales declined 4.2%. Both our Contract and Retail segments experienced year-over-year sales declines in a challenging economic environment with increased competitive intensity including higher levels of promotional activity.

Gross profit margin decreased by 0.9% of sales (90 basis points) to 25.5% of sales in the first quarter of 2011 compared to 26.4% of sales in the first quarter of 2010. The gross profit margins decreased in both our Contract and Retail segments due to the highly competitive marketplace, an unfavorable mix shift within our technology category in Retail and higher import duties associated with purchases in prior periods, partially offset by reduced delivery expense, as productivity gains offset higher fuel costs.

Operating, selling and general and administrative expenses increased $4.0 million due primarily to the impact of foreign currency exchange rates. As a percentage of sales, consolidated operating, selling and general and administrative expenses increased 0.9% of sales to 24.0% of sales in the first quarter of 2011 from 23.1% of sales in the first quarter of 2010. The increase arose from our Contract segment, as the Retail segment operating, selling and general and administrative expenses as a percent of sales were flat compared to the first quarter of the prior year. The overall increase was the result of higher marketing expenses and increased costs related to our growth and profitability initiatives, which were partially offset by a favorable adjustment related to our COLI policies as well as lower store fixture and equipment-related expenses.

As noted above, our results for the first quarter of 2010 included the following significant items:

•	A charge recorded in our Retail segment of $13.4 million related to store closures in the U.S. and

•	A charge recorded in our Contract segment of $0.8 million for severance related to reorganizations in our U.S. Contract operations.

The cumulative effect of these items reduced net income by $8.7 million, or $0.10 per diluted share. These charges were included in other operating expenses in the Consolidated Statements of Operations.

Interest income was $11.0 million and $10.6 million for the first quarter of 2011 and 2010, respectively. Interest expense increased to $18.8 million in the first quarter of 2011 from $18.3 million in the first quarter of 2010.

For the first quarter of 2011, we recognized income tax expense of $7.7 million on pre-tax income of $20.9 million (effective tax expense rate of 36.7%) compared to income tax expense of $15.4 million on pre-tax income of $41.7 million (effective tax expense rate of 36.9%) for the first quarter of 2010. The effective tax rate in both years was impacted by the effects of state income taxes, income items not subject to tax, non-deductible expenses and the mix of domestic and foreign sources of income.

We reported net income attributable to OfficeMax and noncontrolling interest of $13.2 million for the first quarter of 2011. After adjusting for joint venture earnings attributable to noncontrolling interest and preferred dividends, we reported net income available to OfficeMax common shareholders of $11.4 million, or $0.13 per diluted share. Adjusted net income available to OfficeMax common shareholders, as discussed above, was also $11.4 million, or $0.13 per diluted share, for the first quarter of 2011, while the adjusted net income available to OfficeMax common shareholders for the first quarter of 2010 was $33.5 million, or $0.39 per diluted share.

Segment Discussion

We report our results using three reportable segments: Contract; Retail; and Corporate and Other.

Our Contract segment distributes a broad line of items for the office, including office supplies and paper, technology products and solutions, office furniture and print and document services. Contract sells directly to large corporate and government offices, as well as to small and medium-sized offices in the United States, Canada, Australia and New Zealand. This segment markets and sells through field salespeople, outbound telesales, catalogs, the Internet and in some markets, including Canada, Australia and New Zealand, through office products stores.

Our Retail segment is a retail distributor of office supplies and paper, print and document services, technology products and solutions and office furniture. In addition, this segment contracts with large national retail chains to supply office and school supplies to be sold in their stores. Our retail office supply stores feature OfficeMax ImPress, an in-store module devoted to print-for-pay and related services. Retail has operations in the United States, Puerto Rico and the U.S. Virgin Islands. Retail also operates office products stores in Mexico through a 51%-owned joint venture.

Our Corporate and Other segment includes support staff services and certain other legacy expenses as well as the related assets and liabilities. The income and expense related to certain assets and liabilities that are reported in the Corporate and Other segment have been allocated to the Contract and Retail segments.

Management evaluates the segments’ performances using segment income which is based on operating income after eliminating the effect of certain operating items that are not indicative of our core operations such as severances, facility closures and adjustments, and asset impairments. These certain operating items are reported on the other operating expenses line in the Consolidated Statements of Operations.

Contract

($ in millions)

	Three Months Ended
	March 26, 2011	March 27, 2010
Sales	$925.7	$963.0
Gross profit	205.5	218.4
Gross profit margin	22.2%	22.7%
Operating, selling and general and administrative expenses	196.5	184.6
Percentage of sales	21.2%	19.2%

Segment income	$9.0	$33.8
Percentage of sales	1.0%	3.5%

Sales by Product Line
Office supplies and paper	$541.4	$563.1
Technology products	291.1	312.0
Office furniture	93.2	87.9

Sales by Geography
United States	$608.2	$644.1
International	317.5	318.9
Sales Growth	(3.9)%	3.8%

Contract segment sales for the first quarter of 2011 decreased 3.9% to $925.7 million from $963.0 million for 2010, reflecting a 6.2% decline on a local currency basis which was partially offset by a favorable impact from changes in foreign currency exchange rates. The U.S. sales decline of 5.6% reflected a challenging U.S. economic recovery, which continues to impact our customers’ buying trends, a highly competitive environment and inclement weather, which was responsible for approximately 0.7% of the decline. Sales to existing customers declined 6.5% in the first quarter of 2011, a reversal of the improving trend we had seen in 2010. Reduced sales due to lost customers again outpaced increased sales to newly acquired customers, however to a lesser degree than in the fourth quarter of 2010. International sales declined 7.4% on a local currency basis in the first quarter of 2011, primarily as a result of decreased sales to existing customers and several large customers that were not retained.

Contract segment gross profit margin decreased 0.5% of sales (50 basis points) to 22.2% of sales for the first quarter of 2011 compared to 22.7% of sales for the first quarter of the previous year. The decreases in gross profit margins occurred primarily in our international Contract businesses and to a lesser extent in the U.S. In the U.S., improved customer margins and reduced delivery expense, as productivity gains offset higher fuel costs, were partially offset by higher other inventory-related costs and increased inventory shrinkage expenses resulting from favorable adjustments in the prior year. International margin declines resulted from lower customer margins due to competitive pricing in Australia and Canada and increased freight expense.

Contract segment operating, selling and general and administrative expenses increased $11.9 million, of which $5.2 million was due to the impact of foreign currency exchange rates. As a percentage of sales, Contract segment operating, selling and general and administrative expenses increased 2.0% of sales to 21.2% of sales for the first quarter of 2011 from 19.2% of sales in the first quarter of 2010. The increase was primarily due to higher sales force payroll expense, higher marketing expense and increased costs associated with growth and profitability initiatives associated with our managed-print-services, customer service centers and business-to-business website.

Contract segment income was $9.0 million, or 1.0% of sales, for the first quarter of 2011, compared to $33.8 million, or 3.5% of sales, for the first quarter of 2010. The decrease in segment income was attributable to the decreased sales, the decreased gross profit margin and the increased operating, selling and general and administrative expenses.

Retail

($ in millions)

	Three Months Ended
	March 26, 2011	March 27, 2010
Sales	$937.3	$954.3
Gross profit	269.0	287.1
Gross profit margin	28.7%	30.1%
Operating, selling and general and administrative expenses	243.4	248.3
Percentage of sales	26.0%	26.0%

Segment income	$25.6	$38.8
Percentage of sales	2.7%	4.1%

Sales by Product Line
Office supplies and paper	$400.5	$395.1
Technology products	482.2	503.5
Office furniture	54.6	55.7

Sales by Geography
United States	$869.7	$903.0
International	67.6	51.3

Sales Growth
Total sales growth	(1.8)%	(3.0)%
Same-location sales growth	(1.2)%	(2.5)%

Retail segment sales for 2011 decreased by 1.8% (2.1% on a local currency basis) to $937.3 million from $954.3 million for the first quarter of 2010 reflecting challenging economic conditions and increased promotional activity. U.S. same-store sales declined 3.0% for the first quarter of 2011 primarily due to continued weaker consumer and small business spending and reduced technology sales, as the impact of increased average ticket amounts was offset by lower store traffic. U.S. same-store sales year-over-year declines in the first quarter of 2011 were comparable to the fourth quarter of 2010 after adjusting for the impact of adverse weather (decline of approximately 1%) in the first quarter of 2011. Mexico same-store sales for the first quarter of 2011 increased 23.0% on a local currency basis year-over-year due to new sales initiatives implemented in the second half of 2010. We ended the first quarter of 2011 with 991 stores. In the U.S., we closed six retail stores during the first quarter of 2011 and opened none, ending the quarter with 912 retail stores, while Grupo OfficeMax, our majority-owned joint venture in Mexico, had no change, ending the quarter with 79 retail stores.

Retail segment gross profit margin decreased 1.4% of sales (140 basis points) to 28.7% of sales for the first quarter of 2011 compared to 30.1% of sales for the previous year. The gross profit margin decrease occurred in both the U.S. and Mexico, and was due to increased promotional activity, an unfavorable mix shift within the technology category, higher import duties associated with purchases in prior periods and the deleveraging of freight and occupancy expenses from the lower sales. The effects of these items were partially offset by reduced inventory shrinkage expense and reduced delivery expense, as productivity gains offset higher fuel costs.

Retail segment operating, selling and general and administrative expenses of 26.0% of sales for the first quarter of 2011 were flat compared to the first quarter of 2010 as lower store fixture and equipment-related costs were partially offset by increased marketing expenses.

Retail segment income was $25.6 million, or 2.7% of sales, for the first quarter of 2011, compared to $38.8 million, or 4.1% of sales, for the first quarter of 2010. The decrease in segment income was primarily attributable to the lower sales and the lower gross profit margins partially offset by continued improvement in our Mexican joint venture’s earnings.

Corporate and Other

Corporate and Other segment loss for the first quarter of 2011 was $6.0 million compared to $9.0 million for the first quarter of 2010. The first quarter of 2011 included $3.8 million of income related to a non-recurring, favorable adjustment in the cash surrender value of our COLI policies.

Liquidity and Capital Resources

At the end of the first quarter of 2011, the total liquidity available for OfficeMax was $999.4 million. This includes cash and cash equivalents of $444.1 million and borrowing availability of $555.3 million. The borrowing availability included $446.5 million and $49.9 million relating to our U.S. and Canadian revolving credit agreements, respectively, as well as $58.9 million relating to our credit agreement associated with our subsidiaries in Australia and New Zealand. At the end of the first quarter of 2011, the Company was in compliance with all material covenants under the three credit agreements. The U.S. and Canadian credit agreements expire on July 12, 2012 and the credit agreement associated with our subsidiaries in Australia and New Zealand expires on March 15, 2013. At the end of the first quarter of 2011, we had $275.7 million of short-term and long-term debt and $1,470.0 million of non-recourse timber securitization notes outstanding.

Our primary ongoing cash requirements relate to working capital, expenditures for property and equipment, technology enhancements and upgrades, lease obligations, pension funding and debt service. We expect to fund these requirements through a combination of available cash balance and cash flow from operations. We also have revolving credit facilities as additional liquidity if needed. The following sections of this Management’s Discussion and Analysis of Financial Condition and Results of Operations discuss in more detail our operating, investing, and financing activities, as well as our financing arrangements.

Operating Activities

Our operating activities provided cash of $0.9 million in the first three months of 2011 compared to $64.0 million in the first three months of 2010. The decrease in cash from operations was due principally to reduced net income and increased working capital. The working capital increase resulted from reduced payables reflecting lower inventory purchases later in the quarter. The reduced payables were partially offset by the annual reduction of year-end inventory balances, both in the U.S. and internationally.

We sponsor noncontributory defined benefit pension plans covering certain terminated employees, vested employees, retirees, and some active employees, primarily in Contract. Pension expense was $2.5 million and $2.1 million for the first quarter of 2011 and 2010, respectively. In each of the first quarters of 2011 and 2010, we made cash contributions to our pension plans totaling $0.9 million. For the full year, the estimated minimum required funding contribution is approximately $3.7 million and the expense is projected to be approximately $9.6 million. We intend to fully fund our defined benefit plans by the end of 2014.

Investing Activities

Capital spending for the first three months of 2011 used $17.0 million, compared to $9.2 million for the first three months of 2010, and consisted of information systems software enhancements, leasehold improvements and replacement maintenance as well as spending on new stores to be opened later in the year in Mexico. We expect our capital investments in 2011 to be approximately $75 million primarily for maintenance and investment in our systems, infrastructure and growth and profitability initiatives, including eight to ten new stores in Mexico.

Financing Activities

Our financing activities used cash of $3.7 million in the first quarter of 2011 compared to $3.0 million in the first quarter of 2010, primarily associated with share-based compensation awards.

Financing Arrangements

Our debt structure consists of credit agreements, note agreements, and other borrowings as described below. For more information, see the “Contractual Obligations” and “Disclosures of Financial Market Risks” sections of this Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Credit Agreements

On July 12, 2007, we entered into an Amended and Restated Loan and Security Agreement (the “U.S. Credit Agreement”) with a group of banks. The U.S. Credit Agreement permits us to borrow up to a maximum of $700 million subject to a borrowing base calculation that limits availability to a percentage of eligible accounts receivable plus a percentage of the value of eligible inventory less certain reserves. The U.S. Credit Agreement may be increased (up to a maximum of $800 million) at our request or reduced from time to time, in each case according to the terms detailed in the U.S. Credit Agreement. There were no borrowings outstanding under our U.S. Credit Agreement at the end of the first quarter of 2011, and there were no borrowings outstanding under this facility during the first quarter of 2011. Letters of credit, which may be issued under the U.S. Credit Agreement up to a maximum of $250 million, reduce available borrowing capacity. Stand-by letters of credit issued under the U.S. Credit Agreement totaled $54.5 million at the end of the first quarter of 2011. At the end of the first quarter of 2011, the maximum aggregate borrowing amount available under the U.S. Credit Agreement was $501.0 million and availability under the U.S. Credit Agreement totaled $446.5 million. The U.S. Credit Agreement allows the payment of dividends, subject to availability restrictions and if no default has occurred. At the end of the first quarter of 2011, we were in compliance with all covenants under the U.S. Credit Agreement. The U.S. Credit Agreement expires on July 12, 2012.

On September 30, 2009, Grand & Toy Limited, the Company’s wholly owned subsidiary based in Canada, entered into a Loan and Security Agreement (the “Canadian Credit Agreement”) with a group of banks. The Canadian Credit Agreement permits Grand & Toy Limited to borrow up to a maximum of C$60 million subject to a borrowing base calculation that limits availability to a percentage of eligible accounts receivable plus a percentage of the value of eligible inventory less certain reserves. The Canadian Credit Agreement may be increased (up to a maximum of C$80 million) at Grand & Toy Limited’s request or reduced from time to time, in each case according to the terms detailed in the Canadian Credit Agreement. There were no borrowings outstanding under the facility at the end of the first quarter of 2011, and there were no borrowings outstanding under this facility during the first quarter of 2011. Letters of credit, which may be issued under the Canadian Credit Agreement up to a maximum of C$10 million, reduce available borrowing capacity. There were no letters of credit outstanding under the Canadian Credit Agreement at the end of the first quarter of 2011. The maximum aggregate borrowing amount available under the Canadian Credit Agreement was $49.9 million (C$48.4 million) at the end of the first quarter of 2011. Grand & Toy Limited was in compliance with all covenants under the Canadian Credit Agreement at the end of the first quarter of 2011. The Canadian Credit Agreement expires on July 12, 2012.

On March 15, 2010, the Company’s five wholly-owned subsidiaries based in Australia and New Zealand entered into a Facility Agreement (the “Australia/New Zealand Credit Agreement”) with a financial institution based in those countries. The Australia/New Zealand Credit Agreement permits the subsidiaries in Australia and New Zealand to borrow up to a maximum of A$80 million subject to a borrowing base calculation that limits availability to a percentage of eligible accounts receivable plus a percentage of the value of certain owned properties, less certain reserves. There were no borrowings outstanding under the facility at the end of the first quarter of 2011, and there were no borrowings outstanding under this facility during the first quarter of 2011. The maximum aggregate borrowing amount available under the Australia/New Zealand Credit Agreement was $58.9 million (A$57.0 million) at the end of the first quarter of 2011. At the end of the first quarter of 2011, the subsidiaries in Australia and New Zealand were in compliance with all covenants under the Australia/New Zealand Credit Agreement. The Australia/New Zealand Credit Agreement expires on March 15, 2013.

Timber Notes/Non-recourse debt

In October 2004, we sold our timberland assets in exchange for $15 million in cash plus credit-enhanced timber installment notes in the amount of $1,635 million (the “Installment Notes”). The Installment Notes were issued by single-member limited liability companies formed by affiliates of Boise Cascade, L.L.C (the “Note Issuers”). In order to support the Installment Notes, the Note Issuers transferred $1,635 million in cash to Lehman and Wachovia Corporation (“Wachovia”) ($817.5 million to each of Lehman and Wachovia) who issued collateral notes to the Note Issuers and guarantees on the performance of the Installment Notes. In December 2004, we completed a securitization transaction in which the Company’s interests in the Installment Notes and related guarantees were transferred to wholly-owned bankruptcy remote subsidiaries. The subsidiaries pledged the Installment Notes and related guarantees and issued securitized notes (the “Securitization Notes”) in the amount of $1,470 million. Recourse on the Securitization Notes is limited to the proceeds from the applicable pledged Installment Notes and underlying Lehman or Wachovia guaranty. As a result, there is no recourse against OfficeMax, and the Securitization Notes have been reported as non-recourse debt in our Consolidated Balance Sheets.

On September 15, 2008, Lehman filed for bankruptcy. Lehman’s bankruptcy filing constituted an event of default under the $817.5 million Installment Note guaranteed by Lehman (the “Lehman Guaranteed Installment Note”). We are required for accounting purposes to assess the carrying value of assets whenever circumstances indicate that a decline in value may have occurred. After evaluating the situation, we concluded in late October 2008 that as a result of the Lehman bankruptcy, it was probable that we would be unable to collect all amounts due according to the contractual terms of the Lehman Guaranteed Installment Note. Accordingly, we evaluated the carrying value of the Lehman Guaranteed Installment Note and reduced it to the estimated amount we expect to collect ($81.8 million) by recording a non-cash impairment charge of $735.8 million, pre-tax, in the third quarter of 2008.

Measuring impairment of a loan requires judgment and estimates, and the eventual outcome may differ from our estimate by a material amount. The Lehman Guaranteed Installment Note has been pledged as collateral for the related Securitization Notes, and therefore it may not freely be transferred to any party other than the indenture trustee for the Securitization Note holders. Accordingly, the ultimate amount to be realized on the Lehman Guaranteed Installment Note depends entirely on the proceeds from the Lehman bankruptcy estate, which may not be finally determined for several years. Our estimate of the expected proceeds has not changed, and at March 26, 2011, the carrying value of the Lehman Guaranteed Installment Note remained at $81.8 million. Going forward, we intend to adjust the carrying value of the Lehman Guaranteed Installment Note as further information regarding our share of the proceeds, if any, from the Lehman bankruptcy estate becomes available.

Recourse on the Securitization Notes is limited to the proceeds from the applicable pledged Installment Notes and underlying Lehman or Wachovia guaranty. Accordingly, the Lehman Guaranteed Installment Note and underlying Lehman guaranty will be transferred to the holders of the Securitization Notes guaranteed by Lehman in order to settle and extinguish that liability. However, under current generally accepted accounting principles, we are required to continue to recognize the liability related to the Securitization Notes guaranteed by Lehman until such time as the liability has been extinguished, which will occur when the Lehman Guaranteed Installment Note and the related guaranty are transferred to and accepted by the Securitization Note holders. We expect that this will occur no later than the date when the assets of Lehman are distributed and the bankruptcy is finalized. Accordingly, we expect to recognize a non-cash gain equal to the difference between the carrying amount of the Securitization Notes guaranteed by Lehman ($735.0 million at March 26, 2011) and the carrying value of the Lehman Guaranteed Installment Note ($81.8 million at March 26, 2011) in a later period when the liability is legally extinguished. The actual gain to be recognized in the future will be measured based on the carrying amounts of the Lehman Guaranteed Installment Note and the Securitization Notes guaranteed by Lehman at the date of settlement.

At the time of the sale of our timberland assets in 2004, we generated a significant tax gain. As the timber installment notes structure allowed the Company to defer the resulting tax liability of $543 million until 2020, the maturity date for the Installment Notes, we recognized a deferred tax liability related to this gain in connection with the sale. The recognition of the Lehman portion of the tax gain will be triggered when the Lehman Guaranteed Installment Note is transferred to the Securitization Note holders as payment and/or when the Lehman bankruptcy is resolved. In estimating the cash taxes, we will consider our available alternative minimum tax credits to reduce the net tax payments.

Through March 26, 2011, we have received all payments due under the Installment Notes guaranteed by Wachovia (the “Wachovia Guaranteed Installment Notes”), which have consisted only of interest due on the notes, and have made all payments due on the related Securitization Notes guaranteed by Wachovia, again consisting only of interest due. As all amounts due on the Wachovia Guaranteed Installment Notes are current, and we have no reason to believe that we will not collect all amounts due according to the contractual terms of the Wachovia Guaranteed Installment Notes, the notes are stated in our Consolidated Balance Sheet at their original principal amount of $817.5 million. Wachovia was acquired by Wells Fargo & Company in a stock transaction in 2008. An additional adverse impact on our financial results presentation could occur if Wells Fargo became unable to perform its obligations under the Wachovia Guaranteed Installment Notes, thereby resulting in a significant impairment impact.

The pledged Installment Notes and Securitization Notes are scheduled to mature in 2020 and 2019, respectively. The Securitization Notes have an initial term that is approximately three months shorter than the Installment Notes. We expect that if the Securitization Notes are still outstanding in 2019, we will refinance them with a short-term borrowing to bridge the period from initial maturity of the Securitization Notes to the maturity of the Installment Notes.

Contractual Obligations

For information regarding contractual obligations, see the caption “Contractual Obligations” in “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 25, 2010. At March 26, 2011, there had not been a material change to the information regarding contractual obligations disclosed in our Annual Report on Form 10-K for the year ended December 25, 2010.

In accordance with an amended and restated joint venture agreement, the minority owner of Grupo OfficeMax, our joint-venture in Mexico, can elect to require OfficeMax to purchase the minority owner’s 49% interest in the joint venture if certain earnings targets are achieved. Earnings targets are calculated quarterly on a rolling four-quarter basis. Accordingly, the targets may be achieved in one quarter but not in the next. If the earnings targets are achieved and the minority owner elects to require OfficeMax to purchase the minority owner’s interest, the purchase price is based on the joint venture’s earnings and the current market multiples of similar companies. At the end of the first quarter of 2011, Grupo OfficeMax met the earnings targets and the estimated purchase price of the minority owner’s interest was $48.8 million. At the end of the first quarter of 2011, the noncontrolling interest was recorded at the estimated purchase price, which was in excess of the carrying value. As the estimated purchase price approximates fair value, the offset was recorded to additional paid-in capital.

Off-Balance-Sheet Activities and Guarantees

For information regarding off-balance-sheet activities and guarantees, see “Off-Balance-Sheet Activities and Guarantees” in “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 25, 2010. At March 26, 2011, there had not been a material change to the information regarding off-balance-sheet activities and guarantees disclosed in our Annual Report on Form 10-K for the year ended December 25, 2010.

Seasonal Influences

Our business is seasonal, with Retail showing a more pronounced seasonal trend than Contract. Sales in the second quarter are historically the slowest of the year. Sales are stronger during the first, third and fourth quarters that include the important new-year office supply restocking month of January, the back-to-school period and the holiday selling season, respectively.

Disclosures of Financial Market Risks

Financial Instruments

Our debt is predominantly fixed-rate. At March 26, 2011, the estimated current fair value of our debt, based on quoted market prices when available or then-current interest rates for similar obligations with like maturities, including the timber notes, was approximately $590.3 million less than the amount of debt reported in the Consolidated Balance Sheets. As previously discussed, there is no recourse against OfficeMax on the securitized timber notes payable as recourse is limited to proceeds from the applicable pledged Installment Notes receivable and underlying guarantees. The debt and receivable related to the timber notes have fixed interest rates and the estimated fair values of the timber notes are reflected in the table below.

The following table provides information about our financial instruments outstanding at March 26, 2011. The following table does not include our obligations for pension plans and other post retirement benefits, although market risk also arises within our defined benefit pension plans to the extent that the obligations of the pension plans are not fully matched by assets with determinable cash flows. We sponsor noncontributory defined benefit pension plans covering certain terminated employees, vested employees, retirees, and some active OfficeMax employees. As our plans were frozen in 2003, our active employees and all inactive participants who are covered by the plans are no longer accruing additional benefits. However, the pension plan obligations are still subject to change due to fluctuations in long-term interest rates as well as factors impacting actuarial valuations, such as retirement rates and pension plan participants’ increased life expectancies. In addition to changes in pension plan obligations, the amount of plan assets available to pay benefits, contribution levels and expense are also impacted by the return on the pension plan assets. The pension plan assets include OfficeMax common stock, U.S. equities, international equities, global equities and fixed-income securities, the cash flows of which change as equity prices and interest rates vary. The risk is that market movements in equity prices and interest rates could result in assets that are insufficient over time to cover the level of projected obligations. This in turn could result in significant changes in pension expense and funded status, further impacting future required contributions. Management, together with the trustees who act on behalf of the pension plan beneficiaries, assess the level of this risk using reports prepared by independent external actuaries and take action, where appropriate, in terms of setting investment strategy and agreed contribution levels.

	March 26, 2011		December 25, 2010
	Carrying amount	Fair value	Carrying amount	Fair value
	(thousands)
Financial assets:
Timber notes receivable
Wachovia	$817,500	$894,028	$817,500	$888,288
Lehman	$81,750	$81,750	$81,750	$81,750

Financial liabilities:
Recourse debt	$275,733	$257,898	$274,995	$255,519
Non-recourse debt
Wachovia	$735,000	$815,790	$735,000	$811,093
Lehman	$735,000	$81,750	$735,000	$81,750

Changes in foreign currency exchange rates expose us to financial market risk. We occasionally use derivative financial instruments, such as forward exchange contracts, to manage our exposure associated with commercial transactions and certain liabilities that are denominated in a currency other than the currency of the operating unit entering into the underlying transaction. We do not enter into derivative instruments for any other purpose. We do not speculate using derivative instruments. We were not a party to any material derivative financial instruments during 2011.

Facility Closure Reserves

We conduct regular reviews of our real estate portfolio to identify underperforming facilities, and close those facilities that are no longer strategically or economically beneficial. We record a liability for the cost associated with a facility closure at its estimated fair value in the period in which the liability is incurred, primarily the location’s cease-use date. Upon closure, unrecoverable costs are included in facility closure reserves and include provisions for the present value of future lease obligations, less contractual or estimated sublease income. Accretion expense is recognized over the life of the payments.

During the first quarter of 2010, we recorded charges of $13.4 million in our Retail segment related to facility closures, of which $12.0 million was related to the lease liability and other costs associated with closing seven domestic stores prior to the end of their lease terms, and $1.4 million was related to other items. No charges were recorded related to the stores closed in the first quarter of 2011.

At March 26, 2011, the facility closure reserve was $56.4 million with $16.0 million included in current liabilities, and $40.4 million included in long-term liabilities. The reserve represents future lease obligations of $119.0 million, net of anticipated sublease income of approximately $62.6 million. Cash payments relating to the facility closures were $6.8 million in each of the first quarters of 2011 and 2010.

Environmental

For information regarding environmental issues, see the caption “Environmental” in “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 25, 2010. At March 26, 2011, there has not been a material change to the information regarding environmental issues disclosed in the company’s annual report on Form 10-K for the year ending December 25, 2010.

Critical Accounting Estimates

For information regarding critical accounting estimates, see the caption “Critical Accounting Estimates” in “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 25, 2010. There have been no significant changes to the Company’s critical accounting estimates during the first three months of 2011.

ITEM 3.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

For information regarding market risk see the caption “Disclosures of Financial Market Risks” herein and in “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 25, 2010. At March 26, 2011, except as disclosed herein in “Disclosures of Financial Market Risks”, there had not been a material change to the information regarding market risk disclosed in the Company’s Annual Report on Form 10-K for the year ended December 25, 2010.

ITEM 4.	CONTROLS AND PROCEDURES

(a) Evaluation of Disclosure Controls and Procedures

As of the end of the period covered by this report, the chief executive officer and chief financial officer directed and supervised an evaluation of the design and operation of our disclosure controls and procedures (as defined in Rule 13a-15(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)). The evaluation was conducted to determine whether the Company’s disclosure controls and procedures were effective in bringing material information about the Company to the attention of senior management. Based on this evaluation, our chief executive officer and chief financial officer concluded that as of the end of the period covered by this report, the Company’s disclosure controls and procedures were effective in alerting them in a timely manner to material information that the Company is required to disclose in its filings with the Securities and Exchange Commission.

(b) Changes in Internal Control Over Financial Reporting

There was no change in the Company’s internal control over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act, during the most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

PART II—OTHER INFORMATION

ITEM 1.	LEGAL PROCEEDINGS

We are involved in litigation and administrative proceedings arising in the normal course of our business. In the opinion of management, our recovery, if any, or our liability, if any, under pending litigation or administrative proceedings would not materially affect our financial position, results of operations or cash flows. For information concerning legal proceedings, see Note 16, “Legal Proceedings and Contingencies”, of the Notes to Consolidated Financial Statements in “Item 8. Financial Statements and Supplementary Data” in the Company’s Annual Report on Form 10-K for the year ended December 25, 2010.

ITEM 1A.	RISK FACTORS

For information regarding risk factors, see “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 25, 2010. There have been no material changes to the Company’s risk factors during the first three months of 2011.

ITEM 2.	UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS

Information concerning our stock repurchases during the three months ended March 26, 2011 is below. All stock was withheld to satisfy tax withholding obligations upon vesting of restricted stock awards.

Period	Total Number of Shares (or Units) Purchased	Average Price Paid Per Share (or Unit)	Total Number of Shares (or Units) Purchased as Part of Publicly Announced Plans or Programs	Maximum Number (or Approximate Dollar Value) of Shares (or Units) that May Yet Be Purchased Under the Plans or Programs
December 26 – January 22, 2011	241	$17.70	—	—
January 23 – February 19, 2011	280,790	15.69	—	—
February 20 – March 26, 2011	22	13.23	—	—

Total	281,053	$15.69	—	—

ITEM 3.	DEFAULTS UPON SENIOR SECURITIES

None

ITEM 4.	(REMOVED AND RESERVED)

ITEM 5.	OTHER INFORMATION

None

ITEM 6.	EXHIBITS

Required exhibits are listed in the Index to Exhibits and are incorporated by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OFFICEMAX INCORPORATED

/s/ BRUCE BESANKO
Bruce Besanko Executive Vice President, Chief Financial Officer and Chief Administrative Officer (As Duly Authorized Officer and Principal Financial Officer)

Date: April 29, 2011

OFFICEMAX INCORPORATED

INDEX TO EXHIBITS

Filed with the Quarterly Report on Form 10-Q for the Quarter Ended March 26, 2011

Exhibit Number	Exhibit Description

3.1(1)	Conformed Restated Certificate of Incorporation, reflecting all amendments to date.

3.2(2)	Amended and Restated Bylaws, as amended February 12, 2009.

10.1(3)	Form of 2011 Annual Incentive Award Agreement.

10.2(4)	Form of 2011 Restricted Stock Unit Award Agreement - Performance Based.

10.3(5)	Form of 2011 Nonqualified Stock Option Award Agreement.

31.1*	CEO Certification Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.2*	CFO Certification Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32*	Section 906 Certifications of Chief Executive Officer and Chief Financial Officer of OfficeMax Incorporated.

101.INS(6)*	XBRL Instance Document.

101.SCH(6)*	XBRL Taxonomy Extension Schema Document.

101.CAL(6)*	XBRL Taxonomy Extension Calculation Linkbase Document.

101.LAB(6)*	XBRL Taxonomy Extension Label Linkbase Document.

101.PRE(6)*	XBRL Taxonomy Extension Presentation Linkbase Document.

*	Submitted with this Form 10-Q.
(1)	Exhibit 3.1 was filed under the exhibit 3.1.1 in our Registration Statement on Form S-1 dated November 4, 2009, and is incorporated herein by reference.
(2)	Exhibit 3.2 was filed under the exhibit 3.2 in our Current Report on Form 8-K dated February 18, 2009, and is incorporated herein by reference.
(3)	Exhibit 10.1 was filed under the exhibit 99.1 in our Current Report on Form 8-K dated February 15, 2011, and is incorporated herein by reference.
(4)	Exhibit 10.2 was filed under the exhibit 99.2 in our Current Report on Form 8-K dated February 15, 2011, and is incorporated herein by reference.
(5)	Exhibit 10.3 was filed under the exhibit 99.3 in our Current Report on Form 8-K dated February 15, 2011, and is incorporated herein by reference.
(6)	These interactive data files are deemed not filed or part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, are deemed not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and otherwise are not subject to liability under those sections.

Exhibit 31.1

CEO CERTIFICATION PURSUANT TO SECTION 302

OF THE SARBANES OXLEY ACT OF 2002

I, Ravichandra Saligram, certify that:

1.	I have reviewed this quarterly report on Form 10-Q of OfficeMax Incorporated;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a.	designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b.	designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c.	evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d.	disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a.	all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b.	any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: April 29, 2011	/s/ RAVICHANDRA SALIGRAM
Ravichandra Saligram
Chief Executive Officer

Exhibit 31.2

CFO CERTIFICATION PURSUANT TO SECTION 302

OF THE SARBANES OXLEY ACT OF 2002

I, Bruce Besanko, certify that:

1.	I have reviewed this quarterly report on Form 10-Q of OfficeMax Incorporated;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a.	designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b.	designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c.	evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d.	disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a.	all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b.	any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: April 29, 2011	/s/ BRUCE BESANKO
Bruce Besanko
Chief Financial Officer

Exhibit 32

SECTION 906 CERTIFICATIONS OF CHIEF EXECUTIVE OFFICER AND

CHIEF FINANCIAL OFFICER OF

OFFICEMAX INCORPORATED

We are providing this Certificate pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, 18 U.S.C., Section 1350. It accompanies OfficeMax Incorporated’s quarterly report on Form 10-Q (the “Report”) for the fiscal quarter ended March 26, 2011.

I, Ravichandra Saligram, OfficeMax Incorporated’s chief executive officer, certify that:

(i)	the Report fully complies with the requirements of Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m(a) or 78o(d)); and

(ii)	the information contained in the Report fairly presents, in all material respects, OfficeMax Incorporated’s financial condition and results of operations.

/s/ RAVICHANDRA SALIGRAM
Ravichandra Saligram Chief Executive Officer

I, Bruce Besanko, OfficeMax Incorporated’s chief financial officer, certify that:

(i)	the Report fully complies with the requirements of Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m(a) or 78o(d)); and

(ii)	the information contained in the Report fairly presents, in all material respects, OfficeMax Incorporated’s financial condition and results of operations.

/s/ BRUCE BESANKO
Bruce Besanko Chief Financial Officer

Dated: April 29, 2011

A signed original of this written statement required by Section 906 has been provided to OfficeMax Incorporated and will be retained by OfficeMax Incorporated and furnished to the Securities and Exchange Commission or its staff upon request.

Exhibit 99.2

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report: June 3, 2011

Date of earliest event reported: May 27, 2011

OFFICEMAX INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	1-5057	82-0100960
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

263 Shuman Blvd.

Naperville, Illinois 60563

(Address of principal executive offices) (Zip Code)

(630) 438-7800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 27, 2011, Mr. Michael Lewis, Executive Vice President and President of Retail of OfficeMax Incorporated (the “Company”), entered into several agreements with the Company. Each is described below.

Change in Control Agreement

Under the change in control agreement, Mr. Lewis will receive the benefits provided under the agreement if:

•	There is a change in control of the Company,

•	Mr. Lewis’ employment is terminated, and

•	The termination is a qualifying termination or a qualifying early termination.

A termination is a “qualifying termination” if:

•	A change in control of the Company occurs and

•	Mr. Lewis’ employment subsequently terminates during the term of the change in control agreement.

Unless the termination is:

•	Because of Mr. Lewis’ death,

•	By the Company for cause or disability, as defined in the change in control agreement, or

•	By Mr. Lewis other than for good reason, as defined in the change in control agreement.

A termination is a “qualifying early termination” if:

•	A potential change in control of the Company occurs,

•	Mr. Lewis’ employment terminates during the pendency of the potential change in control and during the term of the change in control agreement,

•	The termination is in contemplation of a change in control of the Company, and

•	An actual change in control of the Company occurs within one year following Mr. Lewis’ termination,

Unless the termination is:

•	because of Mr. Lewis’ death,

•	by the Company for cause or disability, or

•	by Mr. Lewis other than for good reason.

Under the agreement, a “change in control” would include any of the following events:

•

Any “person”, as defined in the Securities Exchange Act of 1934, as amended (with the exception of the Company or its subsidiaries, a fiduciary holding securities under a Company employee benefit plan, an underwriter temporarily holding securities, a corporation owned, directly or indirectly, by the Company’s stockholders or an individual, entity or group that reports its beneficial ownership of securities of the Company on Schedule 13G under the Exchange Act), acquiring 25% or more of the Company’s outstanding common stock or the combined voting power of the Company’s outstanding securities, unless that person acquires all such securities directly from the Company;

•	During a two-year period, a majority of the Company’s directors being replaced under certain circumstances;

•

A merger or consolidation of the Company with any other corporation (other than a merger or consolidation where Company directors continue as a majority of the directors of the combined entity and the outstanding voting securities of the Company immediately prior to such an event continue to represent more than 50% of the combined voting power after such event, or a merger or consolidation implementing a recapitalization approved by the board where no person acquires 25% or more of the Company’s common stock or voting securities); and

•	Approval by the Company’s stockholders to liquidate or dissolve the Company or to sell all or substantially all of the Company’s assets in certain circumstances.

A “potential change in control” occurs if:

•	The Company enters into an agreement, the consummation of which would result in the occurrence of a change in control,

•	The Company or any person publicly announces an intention to take or consider actions which, if consummated, would constitute a change in control,

•

Any person becomes the beneficial owner of stock representing 9.5% or more of the outstanding shares of Company’s common stock or the combined voting power of the outstanding stock, unless that person acquires all such securities directly from the Company, or

•	The board adopts a resolution to the effect that a potential change in control of the Company has occurred.

In the event of a potential change in control, at the option of the Company, Mr. Lewis will remain in the employ of the Company until the earlier of six months from the occurrence of the potential change in control or the date of a change in control.

The principal benefits under the agreements include:

•	Payment of Mr. Lewis’ salary through the termination date;

•

Severance pay equal to two times the sum of (a) Mr. Lewis’ annual base salary plus (b) target incentive pay. Target incentive pay means the average annual incentive earned by Mr. Lewis during the three completed years preceding termination, unless Mr. Lewis has not earned three annual bonuses, in which case it will be the target annual incentive in the year in which termination occurs. This severance payment will be in lieu of any severance pay to which Mr. Lewis would be entitled under the severance pay policy for executive officers; and

•	Pay for accrued but unused time off.

The agreement provides four additional benefits:

•

First, the Company will maintain for up to one year all life (other than executive life), disability, accident and healthcare insurance programs and financial counseling services in which Mr. Lewis was participating immediately prior to the change in control (or the termination date) at substantially the same cost to Mr. Lewis, or the Company will substitute similar arrangements at substantially the same cost to Mr. Lewis, or the Company will pay Mr. Lewis a sum equal to twelve times 150% of the sum of the monthly group premiums for such plans and programs, less the employee contribution amount, plus the monthly allowance for financial counseling services, in each case in which Mr. Lewis was participating immediately prior to the change in control (or date of termination).

•	Second, if Mr. Lewis was eligible to participate in the Company’s executive life insurance program, the Company will pay the Company-paid premiums for the plan for one year following termination.

•

Third, the Company will pay reasonable legal fees and expenses, if any, incurred by Mr. Lewis following a change in control of the Company as a result of (a) contesting or disputing his termination or (b) seeking in good faith to obtain or enforce any right or benefit provided by the change in control agreement. Mr. Lewis must refund all such fees and expenses to the Company if he does not substantially prevail in the applicable proceeding.

•

Finally, if Mr. Lewis would receive payments under the change in control agreement which are determined by the Company to be subject to excise tax, then the payments will be either: (i) provided to him in full, or (ii) reduced to result in no portion of such payment being subject to excise tax, whichever of the foregoing amounts, when taking into account applicable taxes, results in the greatest after tax payment.

The change in control agreement is effective through January 1, 2012. On that date, and on each January 1 thereafter, the agreement will automatically extend so as to terminate on the second anniversary of such date, unless the Company notifies Mr. Lewis by September 30 of the preceding year that it does not wish to extend the agreement.

The change in control agreement prohibits Mr. Lewis from:

•	Using or disclosing confidential information of the Company,

•

During employment and for a period of one year thereafter, directly or indirectly soliciting or inducing any managerial level employee of the Company to leave employment in order to accept employment with any other entity,

•	Making any public statements that disparage the Company, its employees, products or services, and

•

For a period of 12 months after terminating employment with the Company, commence employment or consult (in the same or similar capacity as he was employed by the Company immediately prior to termination) with a Competitor. A “Competitor” is defined as an entity for whom greater than 35% of its North American revenues are comprised of the direct sale or distribution of office supplies, office furniture, technology-related office products or computer consumables actually sold by the Company, print and document services, or related office products or services (not including any business entity or person principally engaged in the manufacture and distribution of computer hardware, software or peripherals).

The Change in Control Agreement dated as of May 2, 2011 between the Company and Mr. Lewis is included in this filing as Exhibit 99.1 and is incorporated herein by reference. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the text of the agreement.

Restricted Stock Unit Award Agreement (Time-Based)

Mr. Lewis received a grant of 15,000 restricted stock units (“RSUs”) pursuant to a restricted stock unit award agreement. The award is subject to all the terms and conditions of the 2003 OfficeMax Incentive and Performance Plan. The award will vest on a pro rata basis in three equal, annual installments over a three-year restriction period beginning on May 2, 2011 (the “award date”). If paid, RSUS are paid in whole shares of Company common stock, with any fractional amount paid in cash.

The award agreement provides that Mr. Lewis must be employed by the Company in order for the RSUs to vest, subject to exceptions in certain circumstances including involuntary termination qualifying him for severance under a Company plan, death or disability, in which case a pro rata amount of the RSUs will vest based on the number of full months Mr. Lewis worked as of the date of termination calculated as described in the award agreement.

If Mr. Lewis’ employment is terminated for “disciplinary reasons” as defined in the Company’s executive officer severance pay policy, or he retires or resigns, and the Company determines within six months thereafter that his conduct prior to retirement or resignation warranted termination for “disciplinary reasons,” the Company can recover the amount of the value of the stock received upon vesting of the RSUs at the time of Mr. Lewis’ termination or the determination that his conduct warranted termination or, if disposed prior to the violation, at the time of disposition.

RSUs may not be sold or transferred prior to vesting. In addition, the RSUs do not receive dividends and do not have voting rights until they vest. In the event of a change in control, as defined in the award agreement, the vesting of the RSUs may accelerate under certain circumstances described in the agreement.

The award agreement includes a non-solicitation and non-compete clause that states that, beginning on the award date and ending one year after terminating employment with the Company, Mr. Lewis will not (i) directly or indirectly, employ or solicit for employment any person who is, or was within six months prior to the officer’s termination date, an employee of the Company or (ii) commence employment or consult (in a substantially similar capacity to any position held with the Company and with responsibility over the same geographic areas within which he had responsibility during the last 12 months of his employment) with any Competitor.

The award agreement states that violation of the non-solicitation and non-compete clause contained in the agreement or any other confidentiality, non-competition or non-solicitation agreement during or after Mr. Lewis’ employment with the Company, will result in forfeiture of all RSUs and any shares of stock owned in settlement of RSUs on or after the date of violation. The Company may also recover the amount of the value of the stock received upon vesting of the RSUs at the time of the violation, or, if disposed prior to the violation, at the time of disposition.

The Restricted Stock Unit Award Agreement – Time Based dated as of May 2, 2011 between the Company and Mr. Lewis is filed as Exhibit 99.2 to this Report on Form 8-K and is incorporated herein by reference. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the text of the award agreement.

Restricted Stock Unit Agreement (Performance-Based)

Mr. Lewis received an aggregate grant of 39,000 RSUs pursuant to two identical restricted stock unit award agreements (15,000 RSUs are a one-time long-term incentive award and 24,000 RSUs are a 2011 long-term incentive award similar to those granted to the other executive officers in February 2011). The award is subject to all the terms and conditions of the 2003 OfficeMax Incentive and Performance Plan. In order for any portion of the RSUs to vest, the sum of the Company’s 2011 net income from continuing operations available to common shareholders excluding special items included in Company earnings releases in 2011 (“2011 Net Income”) and 2012 Net Income (calculated in the same manner as 2011 Net Income) must be positive and the sum of the Company’s 2011 earnings from continuing operations before interest and taxes excluding special items included in Company earnings releases in 2011 and excluding the impact of foreign currency exchange-rate fluctuation (“2011 EBIT less FX”) and 2012 EBIT less FX (calculated in the same manner as 2011 EBIT less FX) must equal a threshold value. Subject to these conditions, one half of the award will vest in 2013. The amount of the award that vests will depend upon achievement of a 2011 EBIT less FX minimum target, with the maximum award equal to 150% of the target award. The remaining half of the award will vest in 2014, also subject to the conditions described above. The amount of the award that vests will depend upon achievement of a 2012 EBIT less FX minimum target, with the maximum award equal to 150% of the target award. Awards are paid in shares of Company common stock.

The agreements provide that Mr. Lewis must be employed by the Company on the vesting date in order for the RSUs to vest (subject to exceptions in certain circumstances including involuntary termination in a situation qualifying him for severance payments under a Company plan, death, disability or retirement, in which case a pro rata amount of the RSUs will vest based on the number of full months Mr. Lewis worked as of the date of termination calculated as described in the award agreement). RSUs may not be sold or transferred prior to vesting. In addition, the RSUs do not receive dividends and do not have voting rights until the RSUs vest. In the event of a change in control, as defined in the agreements, the vesting of the RSUs may accelerate under certain circumstances described in the agreements. In addition, if Mr. Lewis’ employment is terminated for “disciplinary reasons” as defined in the Company’s executive officer severance pay policy, or he retires or resigns, and within six months thereafter the Company determines that his conduct prior to retirement or resignation warranted termination for disciplinary reasons (as defined in our severance policy), then any RSUs, including any vested portion, will immediately be forfeited and cancelled and the Company may recover the value at the time of the determination, of the shares paid to Mr. Lewis upon vesting of RSUs, or if such shares were already disposed of, the value of such shares at the time of disposition. The agreements include nonsolicitation and noncompetition covenants that state that, beginning on the award date and ending one year after terminating employment with the Company, Mr. Lewis will not (i) employ or solicit for employment any person who is, or was within six months prior to Mr. Lewis’ termination date, an employee of the Company or (ii) commence employment or consult (in a substantially similar capacity to any position held with the Company and with responsibility over the same geographic areas over which Mr. Lewis had responsibility during the last 12 months of employment) with any Competitor. If Mr. Lewis violates his nonsolicitation and noncompetition covenants or any other confidentiality, non-competition or non-solicitation agreement with the Company, then his unvested RSUs and shares of Company common stock he received upon vesting of RSUs will be forfeited and the Company may recover from Mr. Lewis the value of any such shares at the time of the violation, or, if such shares were disposed of prior to the violation, the value of such shares at the time of disposition.

The Restricted Stock Unit Award Agreements – Performance Based dated as of May 2, 2011 between the Company and Mr. Lewis are filed as Exhibits 99.3 and 99.4 to this Report on Form 8-K and are incorporated herein by reference. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the text of the award agreements.

Nonqualified Stock Option Award Agreement

Mr. Lewis received an option to purchase 68,570 shares of our common stock an at exercise price of $10.00 per share. The award is subject to all the terms and conditions of the 2003 OfficeMax Incentive and Performance Plan. The Nonqualified Stock Option Award Agreement provides that one-third of the option will vest on each of the first three anniversaries of the grant date if Mr. Lewis is employed with the Company on the applicable vest date.

The agreement provides that if Mr. Lewis terminates employment with the Company prior to the third anniversary of the grant date, any unvested options will be forfeited and, if Mr. Lewis is terminated for disciplinary reasons (as defined in our severance policy), then the option, including any vested portion, will immediately be cancelled. In addition, if Mr. Lewis retires or resigns and within six months thereafter the Company determines that his conduct prior to retirement or resignation warranted termination for disciplinary reasons, then the option, including any vested portion, will immediately be cancelled and the Company may repurchase from Mr. Lewis, at the exercise price, the shares he acquired under the agreement, or, if he no longer owns the shares, the Company may recover the gross profit he earned from the exercise and disposition of such shares. The option, to the extent vested, must be exercised on or before the earliest of the seventh anniversary of the grant date, one year after Mr. Lewis terminates employment as a result of retirement, death, or disability and three months after termination for any other reason. The exercise price may be paid through cashless exercise, transfer of existing stock, or cash. In the event of a change in control, as defined in the agreement, the vesting of the options may accelerate under certain circumstances described in the agreement. The agreement includes nonsolicitation and noncompetition covenants that state that, beginning on the award date and ending one year after terminating employment with the Company, Mr. Lewis will not (i) employ or solicit for employment any person who is, or was within six months prior to Mr. Lewis’ termination date, an employee of the Company or (ii) commence employment or consult (in a substantially similar capacity to any position held with the Company and with responsibility over the same geographic areas over which he had responsibility during the last 12 months of employment) with any Competitor. If Mr. Lewis violates his non-solicitation and noncompetition covenants or any other confidentiality, non-competition or non-solicitation agreement with the Company, then the option, including any vested portion, will immediately be cancelled and the Company may repurchase from Mr. Lewis shares he acquired under the agreement, at the fair market value of the shares on the exercise date, or, if Mr. Lewis no longer owns the shares, the Company may recover the gross profit he earned from the exercise and disposition of such shares.

The Nonqualified Stock Option Award Agreement dated as of May 2, 2011 between the Company and Mr. Lewis is filed as Exhibit 99.5 to this Report on Form 8-K and is incorporated herein by reference. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the text of the award agreement.

Nondisclosure and Fair Competition Agreement

The Company entered into a nondisclosure and fair competition agreement dated as of May 2, 2011 (the “NFC Agreement”) with Mr. Lewis. This Agreement requires Mr. Lewis to refrain from divulging confidential information of the Company during the course of his employment, except when such disclosure is a necessary part of the performance of Mr. Lewis’ duties and obligations for the Company, and following termination of employment.

The NFC Agreement also includes non-solicitation and non-compete clauses that state that Mr. Lewis will not (a) , for a period of twelve months after terminating employment with the Company, commence employment or consult (in the same or similar capacity as he was employed by the Company) with a Competitor, (b) beginning on the date of the NFC Agreement and ending two years after terminating employment with the Company, directly or indirectly, solicit any Company customer (to whom the Company sold or distributed office supplies, office furniture, technology-related products or computer consumables, print and document services, or related office products and services (the “Products and Services”) during the last two years Executive was employed by the Company) or supplier (from whom the Company purchased or obtained Products and Services during the last two years Executive was employed by the Company), for the purpose of selling, distributing, purchasing or obtaining Products or Services, (c) employ or solicit for employment any person who is, or was within twelve months prior to Mr. Lewis’ termination date, an employee of the Company or (d) induce any supplier or business relation of the Company to cease doing business with the Company or otherwise interfere in the Company’s relationship with the supplier.

The NFC Agreement dated as of May 2, 2011 between the Company and Mr. Lewis is included in this filing as Exhibit 99.6 and is incorporated herein by reference. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the text of the NFC Agreement.

Letter Agreement Regarding Severance

The Company confirmed to Mr. Lewis, by letter agreement dated as of May 24, 2011, effective May 27, 2011, that, in the event that he is eligible for severance under the Company’s executive officer severance policy, he will receive 12 months of his base salary regardless of whether the Policy is amended in the future to reduce or eliminate this amount.

The letter agreement issued by the Company to Mr. Lewis is included in this filing as Exhibit 99.7 and is incorporated herein by reference. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the text of the letter agreement.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 99.1	Change in Control Agreement dated as of May 2, 2011 between the Company and Mr. Lewis

Exhibit 99.2	Restricted Stock Unit Award Agreement – Time Based dated as of May 2, 2011 between the Company and Mr. Lewis

Exhibit 99.3	Restricted Stock Unit Award Agreements – Performance Based dated as of May 2, 2011 between the Company and Mr. Lewis

Exhibit 99.4	Restricted Stock Unit Award Agreements – Performance Based dated as of May 2, 2011 between the Company and Mr. Lewis

Exhibit 99.5	Nonqualified Stock Option Award Agreement dated as of May 2, 2011 between the Company and Mr. Lewis

Exhibit 99.6	Nondisclosure and Fair Competition Agreement dated as of May 2, 2011 between the Company and Mr. Lewis

Exhibit 99.7	Letter Agreement dated as of May 24, 2011 issued by the Company to Mr. Lewis

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 3, 2011

OFFICEMAX INCORPORATED

By:	/s/ Matthew R. Broad
Matthew R. Broad
Executive Vice President and General Counsel

EXHIBIT INDEX

Number	Description

Exhibit 99.1	Change in Control Agreement dated as of May 2, 2011 between the Company and Mr. Lewis

Exhibit 99.2	Restricted Stock Unit Award Agreement – Time Based dated as of May 2, 2011 between the Company and Mr. Lewis

Exhibit 99.3	Restricted Stock Unit Award Agreements – Performance Based dated as of May 2, 2011 between the Company and Mr. Lewis

Exhibit 99.4	Restricted Stock Unit Award Agreements – Performance Based dated as of May 2, 2011 between the Company and Mr. Lewis

Exhibit 99.5	Nonqualified Stock Option Award Agreement dated as of May 2, 2011 between the Company and Mr. Lewis

Exhibit 99.6	Nondisclosure and Fair Competition Agreement dated as of May 2, 2011 between the Company and Mr. Lewis

Exhibit 99.7	Letter Agreement dated as of May 24, 2011 issued by the Company to Mr. Lewis

Exhibit 99.1

CONFIDENTIAL

May 2, 2011

Mr. Michael Lewis

Suite 301

1300 North State Parkway

Chicago, IL 60610

Dear Michael:

OfficeMax Incorporated (the “Company”) provides you with the severance benefits described in this letter agreement (the “Agreement”) if your employment with the Company is terminated before or after a “potential change in control of the Company” or a “change in control of the Company” (each as defined in Section 2 of the Agreement). The Agreement terms are as follows:

1. Term of Agreement. This Agreement is effective as of May 2, 2011 and shall continue in effect through January 1, 2012 provided that, on each January 1, the term of this Agreement shall automatically be extended so as to terminate on the 2nd anniversary of such date, unless, not later than September 30 of the preceding year, the Company shall have given notice not to extend this Agreement. However, if a change in control of the Company occurs during the term of this Agreement, this Agreement shall continue in effect for a period of 24 months after the month in which the change in control of the Company occurred.

2. Change in Control.

A. A “change in control of the Company” shall be deemed to have occurred if an event set forth in any one of the following paragraphs occurs:

(1) Any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 25% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities; provided, however, if such Person acquires securities directly from the Company, such securities shall not be included unless such Person acquires additional securities which, when added to the securities acquired directly from the Company, exceed 25% of the Company’s then outstanding shares of common stock or the combined voting power of the Company’s then outstanding securities; and provided further that any acquisition of securities by any Person in connection with a transaction described in Subsection 2.A(3)(i) of this Agreement shall not be deemed to be a change in control of the Company; or

(2) The individuals who, on any date following the date hereof, constitute the Board (the “Incumbent Board Members”), cease, in any two year period following such date, to represent at least a majority of the number of directors then serving, provided, however, that any new director whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least 2/3rds of the Incumbent Board Members shall be deemed for purposes hereof to be Incumbent Board Members, unless such director’s initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company; or

(3) The consummation of a merger or consolidation of the Company (or any direct or indirect subsidiary of the Company) with any other corporation other than (i) a merger or consolidation which would result in both (a) Incumbent Board Members continuing to constitute at least a majority of the number of directors of the combined entity immediately following consummation of such merger or consolidation, and (b) the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected with the approval of the Board to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 25% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities; provided that securities acquired directly from the Company shall not be included unless the Person acquires additional securities which, when added to the securities acquired directly from the Company, exceed 25 % of the Company’s then outstanding shares of common stock or the combined voting power of the Company’s then outstanding securities; and provided further that any acquisition of securities by any Person in connection with a transaction described in Subsection 2.A(3)(i) of this Agreement shall not be deemed to be a change in control of the Company; or

(4) The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or the consummation of an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, more than 50% of the combined voting power of the voting securities of which are owned by Persons in substantially the same proportions as their ownership of the Company immediately prior to such sale.

A transaction described in Section 2.A(3) which is not a change in control of the Company solely due to the operation of Subsection 2.A(3)(i)(a) will nevertheless constitute a change in control of the Company if the Board determines, prior to the consummation of the transaction, that there is not a reasonable assurance that, for at least two years following the consummation of the transaction, at least a majority of the members of the board of directors of the surviving entity or any parent will continue to consist of Continuing Directors and individuals whose election or nomination for election by the shareholders of the surviving entity or any parent would be approved by a vote of at least two-thirds of the Continuing Directors and individuals whose election or nomination for election has previously been so approved.

Notwithstanding the foregoing, any event or transaction which would otherwise constitute a change in control of the Company (a “Transaction”) shall not constitute a change in control of the Company for purposes of your benefits under this Agreement if, in connection with the Transaction, you participate as an equity investor in the acquiring entity or any of its affiliates (the “Acquiror”). For purposes of the preceding sentence, you shall not be deemed to have participated as an equity investor in the Acquiror by virtue of (a) obtaining beneficial ownership of any equity interest in the Acquiror as a result of the grant to you of an incentive compensation award under one or more incentive plans of the Acquiror (including but not limited to the conversion in connection with the Transaction of incentive compensation awards of the Company into incentive compensation awards of the Acquiror), on terms and conditions substantially equivalent to those applicable to other executives of the Company immediately prior to the Transaction, after taking into account normal differences attributable to job responsibilities, title, and the like; (b) obtaining beneficial ownership of any equity interest in the Acquiror on terms and conditions substantially equivalent to those obtained in the Transaction by all other stockholders of the Company; or (c) having obtained an incidental equity ownership in the Acquiror prior to and not in anticipation of the Transaction.

B. For purposes of this Agreement, a “potential change in control of the Company” shall be deemed to have occurred if (1) the Company enters into an agreement, the consummation of which would result in the occurrence of a change in control of the Company, (2) the Company or any Person publicly announces an intention to take or to consider taking actions which if consummated would constitute a change in control of the Company; (3) any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 9.5% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities, provided that securities acquired directly from the Company shall not be included unless the Person acquires additional securities which, when added to the securities acquired directly from the Company, exceed 9.5% of the Company’s then outstanding shares of common stock (or the combined voting power of the Company’s then outstanding securities); or (4) the Board adopts a resolution to the effect that a potential change in control of the Company for purposes of this Agreement has occurred. You agree that, subject to the terms and conditions of this Agreement, in the event of a potential change in control of the Company, you will at the option of the Company remain in the employ of the Company until the earlier of (a) the date which is 6 months from the occurrence of the first potential change in control of the Company, or (b) the date of a change in control of the Company.

C. For purposes of this Agreement, “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

D. For purposes of this Agreement, “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that “Person” shall not include (1) the Company or any of its subsidiaries, (2) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (3) an underwriter temporarily holding securities pursuant to an offering of such securities, (4) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, or (5) an individual, entity or group that is permitted to and does report its beneficial ownership of securities of the Company on Schedule 13G under the Exchange Act (or any successor schedule), provided that if the individual, entity or group later becomes required to or does report its ownership of Company securities on Schedule 13D under the Exchange Act (or any successor schedule), then the individual, person or group shall be deemed to be a Person for purposes of this Agreement as of the first date on which the individual, person or group becomes required to or does report its ownership on Schedule 13D.

3. Termination and Change in Control. Except as set forth in Sections 6, 7, and 10.A, no benefits shall be payable under this Agreement unless there is a change in control of the Company, your employment is terminated, and your termination is a Qualifying Termination or a Qualifying Early Termination. Your termination is a Qualifying Termination if a change in control of the Company occurs and your employment subsequently terminates during the term of this Agreement, unless your termination is because of your death, by the Company for Cause or Disability, or by you other than for Good Reason. Your termination is a Qualifying Early Termination if a potential change in control of the Company occurs, your employment terminates during the pendency of the potential change in control of the company and during the term of this Agreement, the termination is in contemplation of a change in control of the Company, and an actual change in control of the Company occurs within one year following your termination, unless your termination is because of your death, by the Company for Cause or Disability, or by you other than for Good Reason. A transfer of your employment from the Company to one of its subsidiaries, from a subsidiary to the Company, or between subsidiaries is not a termination of employment for purposes of this Agreement.

A. Disability. If, as a result of your incapacity due to physical or mental illness or injury, you are absent from your duties with the Company on a full-time basis for 6 consecutive months, and within 30 days after written notice of termination is given you have not returned to the full-time performance of your duties, the Company may terminate your employment for “Disability.”

B. Cause. Termination by the Company of your employment for “Cause” means termination upon (1) your willful and continued failure to substantially perform your duties with the Company (other than failure resulting from your incapacity due to physical or mental illness or injury, or actual or anticipated failure resulting from your termination for Good Reason), after a demand for substantial performance is delivered to you by the Board which specifically identifies the manner in which the Board believes that you have not substantially performed your duties, or (2) your willful engagement in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise. For purposes of this Section 3.B, no act or failure to act on your part shall be considered “willful” unless done or omitted to be done by you not in good faith and without reasonable belief that your act or omission was in the best interest of the Company. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until:

•

a resolution is duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of conduct set forth above in clauses (1) or (2) of this Section 3.B and specifying the particulars of your conduct in detail, and

•	a copy of this resolution is delivered to you.

All decisions by the Company regarding termination for Cause must be supported by clear and convincing evidence.

C. Good Reason. “Good Reason” means any of the following, if occurring without your express written consent after a change in control of the Company:

(1) The assignment to you of any duties materially inconsistent with your responsibilities as an Executive Officer of the Company or a significant adverse alteration in your responsibilities from those in effect immediately prior to the change in control of the Company;

(2) A material reduction by the Company in your annual base salary as in effect on the date of this Agreement (as the same may be increased from time to time), except for across-the-board salary reductions similarly affecting all executives of the Company and all executives of any Person in control of the Company;

(3) A material reduction by the Company in your target annual cash incentive as in effect immediately prior to the change in control of the Company;

(4) The Company’s requiring you to be based anywhere located more than 50 miles from the primary office location at which you were based immediately prior to the change in control of the Company, except for required travel on the Company’s business to an extent substantially consistent with your business travel obligations as existed immediately prior to the change in control;

(5) Following the change in control of the Company, a material reduction by the Company in aggregate benefits and compensation available to you, including paid time off, welfare benefits, short-term incentives, pension, life insurance, healthcare, and disability plans, as compared to such benefits and compensation available to you immediately prior to the change in control of the Company;

(6) Following the change in control of the Company, a material reduction by the Company in long-term equity incentives available to you as compared to such incentives available to you immediately prior to the change in control of the Company, except for across-the-board long-term equity incentive reductions similarly affecting all executives of the Company and all executives of any Person in control of the Company; or

(7) The failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 10.

Notwithstanding the foregoing, the events described in clauses (1) through (7) above shall not constitute Good Reason unless (A) you have delivered a Notice of Termination to the Company according to Sections 3.D. and 11 within 90 days of the occurrence of the event, which notice sets forth in reasonable detail the basis for your claim that Good Reason exists and (B) the Company fails to cure such event or circumstance within the 30 day period following receipt of such Notice of Termination.

For purposes of determining whether a Qualifying Early Termination has occurred, references to a change in control of the Company in this Section 3.C shall be deemed to refer to any potential change in control of the Company pending at the time of the event or circumstance alleged to be Good Reason.

Your right to terminate your employment pursuant to this Section 3.C shall not be affected by your incapacity due to physical or mental illness or injury. Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason.

D. Notice of Termination. Any purported termination by the Company or by you shall be communicated by written Notice of Termination to the other party according to Section 11. A “Notice of Termination” must indicate the specific termination provision in this Agreement relied upon and set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the indicated provision.

E. Date of Termination. “Date of Termination” means:

(1) if your employment is terminated for Disability, 30 days after the Notice of Termination is given (provided that you have not returned to the performance of your duties on a full-time basis during that 30-day period);

(2) if your employment is terminated for Cause, for Good Reason, or for any other reason other than Disability or a Qualifying Early Termination, the date specified in the Notice of Termination (which, in the case of a termination for Cause shall not be less than 30 days from the date the Notice of Termination is given, and in the case of a termination for Good Reason shall not be less than 10 days or more than 60 days from the date the Notice of Termination is given);

(3) if your termination is a Qualifying Early Termination, the later of the date determined according to subsection (1) or (2) above, or the date upon which the actual change in control of the Company occurs; or

(4) if a dispute exists regarding the termination, the date on which the dispute is finally determined, either by mutual written agreement of the parties or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal having expired and no appeal having been perfected), or, if earlier, the last day of the term of this Agreement. This subsection (4) shall apply only if (i) the party receiving the Notice of Termination notifies the other party within 30 days that a dispute exists, (ii) the notice of dispute is made in good faith, and (iii) the party giving the notice of dispute pursues resolution of the dispute with reasonable diligence. While any dispute is pending under this subsection (4), the Company will continue to pay you your full compensation in effect when the Notice of Termination giving rise to the dispute was given (including, but not limited to, base salary) and continue you as a participant in all compensation, benefit and insurance plans and programs in which you were participating when the Notice of Termination giving rise to the dispute was given, until the dispute is finally resolved, or if earlier, the last day of the term of this Agreement. Amounts paid under this subsection (4) are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

4. Compensation upon Termination for Cause or Other than for Good Reason. If your employment is terminated for Cause or by you other than for Good Reason, the Company shall pay you only your full base salary through the Date of

Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts to which you are entitled under any compensation plan of the Company at the time those payments are due, and the Company shall have no further obligations to you under this Agreement.

5. Compensation upon a Qualifying Termination or Qualifying Early Termination. If your employment is terminated pursuant to a Qualifying Termination or Qualifying Early Termination, then you shall be entitled to the benefits provided in this Section 5, provided (a) you execute and deliver to the Company the release required pursuant to Section 8.E within 60 days of your Date of Termination (or, in the case of a Qualifying Early Termination, your last day of employment), (b) you do not revoke such release before the expiration of any revocation period provided for in such release, and (c) the revocation period provided for in such release has expired before or within 60 days of your Date of Termination (or, in the case of a Qualifying Early Termination, your last day of employment).

A. The Company will pay you the amounts specified below upon the expiration of any revocation period provided for in the release:

(1) Your full base salary through the Date of Termination (or, in the case of a Qualifying Early Termination, through your last day of employment if such amount has not already been paid) at the rate in effect at the time Notice of Termination is given without regard to any reduction in base salary that would constitute Good Reason (whether or not any reduction is asserted as Good Reason), plus all other amounts to which you are entitled under any compensation plan of the Company at the time those payments are due (in each case, to the extent not already paid); and

(2) To the extent not already paid, a lump sum amount equal to the greater of the value of your unused and accrued time off, less any advanced time off, in accordance with the Company’s Your Time Off Policy (or any successor policy) as in effect immediately prior to the change in control of the Company or as in effect on the Date of Termination (or, in the case of a Qualifying Early Termination, as in effect on your last day of employment), whichever is more favorable to you; and

(3) A lump sum severance payment equal to two times the sum of (a) your annual base salary at the rate in effect at the time Notice of Termination is given without regard to any reduction in base salary that would constitute Good Reason (whether or not any reduction is asserted as Good Reason) (“Base Salary”), plus (b) the Target Bonus. For purposes of this paragraph (3), “Target Bonus” means an amount equal to the average annual incentive earned by you in the three completed years preceding the Date of Termination (or, in the case of a Qualifying Early Termination, your last day of employment), provided that in either case, if you have earned fewer than three annual bonuses prior to the Date of Termination (or, in the case of a Qualifying Early Termination, your last day of employment), Target Bonus means your target annual incentive for the year in which occurs the Date of Termination (or, in the case of a Qualifying Early Termination, your last day of employment) without regard to any reduction in the target incentive that would constitute Good Reason (whether or not any reduction is asserted as Good Reason).

B. With respect to each benefit listed below, the Company shall, at its sole discretion, comply with either subsection (1) or (2) below:

(1) for a 12-month period following the Date of Termination (or, in the case of a Qualifying Early Termination, your last day of employment), maintain, in full force and effect for your continued benefit at substantially the same cost to you as determined immediately prior to your last day of employment, all life (other than the Company’s Executive Life Insurance Program, if applicable), disability, accident and healthcare insurance plans, programs, or arrangements, and financial counseling services in which you were participating immediately prior to the change in control of the Company (or in the case of a Qualifying Early Termination, immediately prior to your last day of employment), or, if more favorable to you, the plans, programs, or arrangements in which you were participating immediately prior to the Date of Termination (or, in the case of a Qualifying Early Termination, your last day of employment); or

(2) at the time specified in Section 5.A, pay you a lump sum payment equal to 12 times 150% of the sum of (a) the monthly group premium, less the amount of employee contributions, for the life (other than executive life, if applicable), disability, accident and healthcare insurance plans, programs, or arrangements, and (b) the monthly allowance for financial counseling services, in each case in which you were participating immediately prior to the change in control of the Company (or in the case of a Qualifying Early Termination, immediately prior to your last day of employment), or, if more favorable to you, the plans, programs, or arrangements in which you were participating immediately prior to the Date of Termination.

If the Company chooses to provide the benefits indicated under subsection (1), and your continued participation (or a particular type of coverage) is not possible or becomes impossible under the general terms and provisions of the plans, programs or arrangements, then the Company shall arrange to provide you with benefits, at substantially the same cost to you as determined immediately prior to your last day of employment, which are substantially similar to those which you are entitled to receive under such plans, programs and arrangements.

Notwithstanding the foregoing, the Company shall continue to pay the Company-paid premium under the Company’s Executive Life Insurance Program (or a successor plan) for twelve months following the Date of Termination (or, in the case of a Qualifying Early Termination, your last day of employment).

For a Qualifying Early Termination, any portion of the period commencing on the day after your last day of employment through and including the Date of Termination during which the Company provides you with benefit continuation or pays the Company-paid premium under the Company’s Executive Life Insurance Program (or a successor plan) will apply toward the 12-month payment period required above.

C. You shall not be required to mitigate the amount of any payment provided for in this Section 5 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in Section 5.A be reduced by any compensation earned by you as the result of employment by another employer or by retirement benefits after the Date of Termination (or, in the case of a Qualifying Early Termination, your last day of employment), or otherwise, except as specifically provided in Section 5.D. Benefits otherwise receivable by you pursuant to Section 5.B(1) shall be reduced to the extent comparable benefits are actually received by you during the 12-month period following your termination, and you must report any such benefits actually received by you to the Company.

D. Code Section 409A Provision. Notwithstanding anything in this Agreement to the contrary, in all cases, if you are a “specified employee” of the Company for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) at the time of your separation from service (as determined pursuant to Code Section 409A) with the Company and if and to the extent an exception under Code Section 409A does not apply, each severance payment (with each installment payment (if any) being treated as a separate and distinct “payment” for purposes of Code Section 409A) that is otherwise scheduled to commence to you immediately after your separation from service will be delayed in its entirety by 6 months from the date of your separation from service (or, if earlier, until your date of death). On the first regularly scheduled payroll date following the 6-month anniversary of the date of your separation from service (or, if earlier, your date of death), the Company will pay you a lump sum payment equal to the severance payment(s) that you would otherwise have received through such payroll date, and the balance of the benefit payments to which you are entitled under this Section 5 will be paid thereafter on the original schedule. The Company believes such delay in payment will avoid the application of adverse taxation to you under Code Section 409A. However, the Company does not guarantee such tax treatment and you are strongly encouraged to consult your own tax, financial and legal advisors regarding the effects of this Agreement on your personal tax situation. For purposes of applying the exceptions to Code Section 409A, the following rules shall apply. Any payments that would otherwise be payable (i) within 2- 1/2 months after the end of the Company’s taxable year containing the date of your separation from service, or (ii) within 2- 1/2 months after your taxable year containing the date of your separation from service, whichever occurs later (the “Short Term Deferral Period”), are exempt from Code Section 409A. Furthermore, any such payments paid after the Short Term Deferral Period are exempt from Code Section 409A as severance pay due to an involuntary separation from service to the extent that the sum of those payments is equal to or less than the maximum amount described in Treasury Regulation Section 1.409A-1(b)(9)(iii)(A) (the “Involuntary Separation Amount”) because such payments both are payable only upon your “involuntary” separation from service for purposes of Code Section 409A and must be paid to you no later than the last day of your second taxable year following the taxable year in which your separation from service occurs. Lastly, any such payments that are paid after the Short Term Deferral Period and otherwise exceed the Involuntary Separation Amount are exempt from Code Section 409A to the extent such payments in the aggregate do not exceed the applicable dollar amount under Code Section 402(g)(1)(B) for the year in which your separation from service occurs (the “Limited Payments”). Accordingly, the sum of (1) such payments that are paid within the Short Term Deferral Period, (2) such payments paid after the Short Term Deferral Period that do not exceed the Involuntary Separation Amount, and (3) such payments paid after the Short Term Deferral Period that exceed the Involuntary Separation Amount, but only to the extent such payments constitute Limited Payments, are exempt from Code Section 409A and, therefore, notwithstanding any provision of this Agreement to the contrary, if you are a “specified employee” of the Company for purposes of Code Section 409A, only those payments that are not otherwise exempt from Code Section 409A under clause (1), (2), and (3) above and that would otherwise have been payable in the first six (6) months following your date of separation from service will not be paid to you until the first regularly scheduled payroll date following the 6-month anniversary of the date of your separation from service (or, if earlier, your date of death).

6. Legal Fees. The Company shall pay to you all reasonable legal fees and expenses which you incur following a change in control of the Company (a) as a result of contesting or disputing your termination, (b) in seeking in good faith to obtain or enforce any right or benefit provided by this Agreement (provided, that you shall refund all such fees and expenses to the Company should you not substantially prevail in the applicable proceeding). This payment shall be made within 10 business days after the Company receives your written request for payment accompanied by reasonable evidence of fees and expenses incurred. To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to you under this Agreement shall be paid to you on or before the last day of the year following the year in which the expense was incurred, the amount of expenses eligible for reimbursement (and in-kind benefits provided to you) during any one year may not effect amounts reimbursable or provided in any subsequent year, and the right to reimbursement (and in-kind benefits provided to you) under this Agreement shall not be subject to liquidation or exchange for another benefit.

7. Excise Tax Provisions. Notwithstanding any provision of this Agreement to the contrary (but except as provided in the following sentence), if you would receive payments under this Agreement or under any other plan, program, or policy sponsored by the Company which relate to a change in control of the Company (the “Total Payments”) and which are determined by the Company to be subject to excise tax under Section 4999 of the Code or any comparable successor provisions, then such payment shall be either: (i) provided to you in full, or (ii) provided to you as to such lesser extent which would result in no portion of such payment being subject to such excise tax, whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, such excise tax, and any other applicable taxes, results in the receipt by you, on an after-tax basis, of the greatest amount of the payment, notwithstanding that all or some portion of such payment may be taxable under such excise tax. To the extent such payment needs to be reduced pursuant to the preceding sentence, reductions shall come from taxable amounts before non-taxable amounts and beginning with the payments otherwise scheduled to occur soonest. You agree to cooperate fully with the Company to determine the benefits applicable under this Section.

8. Employee Covenants; Release.

A. You agree that you will not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of your assigned duties and for the benefit of the Company, either during the period of your employment or at any time thereafter, any nonpublic, proprietary or confidential information, knowledge or data relating to the Company, any of its subsidiaries, affiliated companies or businesses, which you obtained during your employment by the Company. This restriction will not apply to information that (i) was known to the public before its disclosure to you; (ii) becomes known to the public after disclosure to you through no wrongful act of yours; or (iii) you are required to disclose by applicable law, regulation or legal process (provided that you provide the Company with prior notice of the contemplated disclosure and reasonably cooperate with the Company at its expense in seeking a protective order or other appropriate protection of such information).

B. During your employment with the Company and for one year after your termination, you agree that you will not, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, knowingly solicit, aid or induce any managerial level employee of the Company or any of its subsidiaries or affiliates to leave employment in order to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or knowingly take any action to materially assist or aid any other person, firm, corporation or other entity in identifying or hiring any such employee.

C. You agree that during and after your employment with the Company you shall not make any public statements that disparage the Company, its respective affiliates, employees, officers, directors, products or services. Notwithstanding the foregoing, (i) statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) shall not be subject to this Section 8.C, and (ii) nothing in this Section 8.C shall in any way be interpreted to preclude or limit you from pursuing your legal rights or from otherwise communicating with governmental agencies pursuant to legislation or regulations permitting or requiring such communications.

D. For a period of 12 months after your termination of employment with the Company (or for a period of 12 months after a final judgment or injunction enforcing this covenant), you agree not to, directly as an employee or indirectly as a consultant or contractor, without the prior written consent of the Company, be employed in the same or similar capacity as you were employed by the Company immediately prior to termination of your employment, by another business for whom greater than 35% of its North American revenues are comprised of the direct sale or distribution of office supplies, office furniture, technology-related office products or computer consumables actually sold by the Company, print and document services or related office products or services, provided that this Section 8.D shall not include any business entity or person principally engaged in the manufacture and distribution of computer hardware, software or peripherals.

In agreeing to this restriction, you specifically acknowledge the substantial value to the Company of Confidential Information and your intimate knowledge of the Company’s business and agree that such constitutes goodwill and a protectable interest of the Company.

E. Notwithstanding anything in this Agreement to the contrary, the payment to you of the benefits provided in Section 5 is conditioned upon your execution and delivery to the Company (and your failure to revoke) a customary general release of claims.

9. Deferred Compensation and Benefits Trust. The Company has established a Deferred Compensation and Benefits Trust, and shall comply with the terms of that Trust.

For this purpose, the term Deferred Compensation and Benefits Trust shall mean an irrevocable trust or trusts established or to be established by the Company with an independent trustee or trustees for the benefit of persons entitled to receive payments or benefits, the assets of which nevertheless will be subject to claims of the Company’s creditors in the event of bankruptcy or insolvency.

10. Successors; Binding Agreement.

A. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no succession had taken place. Failure of the Company to obtain an assumption and agreement prior to the effectiveness of any succession which occurs during your employment with the Company and the term of this Agreement shall be a breach of this Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled hereunder if you experience a Qualifying Termination or Qualifying Early Termination, except that for purposes of this Section 10.A, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, “Company” shall mean OfficeMax Incorporated and any successor to its business and/or assets which assumes and agrees to perform this Agreement.

B. This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you under this Agreement if you had continued to live, all such amounts, unless otherwise provided in this Agreement, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or if there is no such designee, to your estate.

C. Any dispute between you and the Company regarding this Agreement may be resolved either by binding arbitration or by judicial proceedings at your sole election, and the Company agrees to be bound by your election in that regard, provided that the Company is entitled to seek equitable relief in a court of competent jurisdiction in connection with the enforcement of the covenants set forth in Section 8. Under no circumstance will a violation or alleged violation of those covenants entitle the Company to withhold or offset a payment or benefit due under this Agreement.

11. Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance with this Section 11, except that notice of change of address shall be effective only upon receipt.

12. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and an officer designated by the Board. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter of this Agreement have been made by either party which are not expressly set forth in this Agreement. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to those sections. If the obligations of the Company under Sections 4, 5, 6 and 7 arise prior to the expiration of the term of this Agreement, those obligations shall survive the expiration of the term.

13. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

14. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

15. No Guaranty of Employment. Neither this Agreement nor any action taken under this Agreement shall be construed as giving you a right to be retained as an employee or an executive officer of the Company.

16. Governing Law. This Agreement shall be governed by and construed in accordance with Delaware law.

17. Other Benefits. Any payments made to you pursuant to this Agreement are in addition to, and not in lieu of, any amounts to which you may be entitled under any other employee benefit plan, program or policy of the Company, except that (A) payments made to you pursuant to Section 5.A(3) shall be in lieu of any severance payment to which you would otherwise be entitled under any severance pay policy of the Company and (B) payments and benefits to which you are entitled under this Agreement may be subject to offset by payments and benefits to which you are entitled under the Offer Letter, as specifically provided in this Agreement.

If this letter correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

Sincerely,

OFFICEMAX INCORPORATED

By	/s/ Matthew R. Broad
Matthew R. Broad
Executive Vice President - General Counsel

Agreed to this 27th day of May, 2011

/s/ Michael J. Lewis Michael Lewis

Exhibit 99.2

OFFICEMAX INCORPORATED

2011 Restricted Stock Unit Award Agreement – Time Based (U.S.)

This Restricted Stock Unit Award (the “Award”) is granted on May 2, 2011 (the “Award Date”) by OfficeMax Incorporated (“OfficeMax”) to Michael Lewis (“Awardee” or “you”) pursuant to the 2003 OfficeMax Incentive and Performance Plan, as may be amended from time to time (the “Plan”), and the following terms and conditions of this agreement (the “Agreement”):

1.	Terms and Conditions. The Award is subject to all the terms and conditions of the Plan. All capitalized terms not defined in this Agreement shall have the meaning stated in the Plan. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control unless this Agreement expressly states that an exception to the Plan is being made.

2.	Award. You are hereby awarded a grant of 15,000 Restricted Stock Units (your “RSU Award”) at no cost to you, subject to the terms and conditions, including adjustments, set forth in the Plan and this Agreement.

3.	Vesting and General Timing of Payment. Subject to the provisions of this Agreement and the Plan, your RSU Award will vest on a pro rata basis over a three-year restriction period beginning as of the Award Date (the “Restriction Period”), with one-third of your RSU Award vesting on the first, second, and third anniversary of the Award Date (each a “Vesting Date”), and each vested Restricted Stock Unit will be paid as soon as practical following the applicable Vesting Date, but in no event shall payment be made later than March 15th of the year following the year in which the applicable Vesting Date occurs. Except as otherwise specified in this Agreement, upon your voluntary or involuntary termination of employment with OfficeMax for any reason during the Restriction Period, all then-unvested Restricted Stock Units will be immediately forfeited and canceled. In the event your employment is terminated for “disciplinary reasons” as defined in the Executive Officer Severance Pay Policy (or any successor policy) or you retire or resign and OfficeMax determines within six months thereafter that your conduct prior to your retirement or resignation warranted termination for “disciplinary reasons,” OfficeMax shall have the right to recover from you the amount of the value of the Stock at the time of your termination or the determination that your conduct prior to resignation or retirement warranted termination or, if disposed prior to the violation, at the time of disposition.

4.	Termination of Employment During Restriction Period. Subject to paragraph 6, if your employment with OfficeMax terminates at any time on or after the Award Date and before May 2, 2014, your RSU Award will both vest and be payable in accordance with this paragraph 4.

a.	Termination Prior to First Vesting Date. If your termination of employment occurs before May 2, 2012 and:

i.	you terminate employment as a result of your death or total and permanent disability, as determined by OfficeMax in its sole and complete discretion, or

ii.	you are involuntarily terminated in a situation qualifying you for severance payments under an OfficeMax plan,

then your RSU Award shall vest on your employment termination date in a pro rata manner as follows:

•

A pro rata portion of the unvested Restricted Stock Units relating to the one-third of your RSU Award that would have otherwise vested on May 2, 2012 based on the number of whole months that you were employed with OfficeMax since the Award Date divided by 12 months, plus

•

A pro rata portion of the unvested Restricted Stock Units relating to the one-third of your RSU Award that would have otherwise vested on May 2, 2013 based on the number of whole months that you were employed with OfficeMax since the Award Date divided by 24 months, plus

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OFFICEMAX INCORPORATED

2011 Restricted Stock Unit Award Agreement – Time Based (U.S.)

•

A pro rata portion of the unvested Restricted Stock Units relating to the one-third of your RSU Award that would have otherwise vested on May 2, 2014 based on the number of whole months that you were employed with OfficeMax since the Award Date divided by 36 months.

b.	Termination Between First and Second Vesting Date. If your termination of employment occurs after May 2, 2012 but before May 2, 2013 and:

i.	you terminate employment as a result of your death or total and permanent disability, as determined by OfficeMax in its sole and complete discretion, or

ii.	you are involuntarily terminated in a situation qualifying you for severance payments under an OfficeMax plan,

then your RSU Award (to the extent then-unvested) shall vest on your employment termination date in a pro rata manner as follows:

•

A pro rata portion of the unvested Restricted Stock Units relating to the one-third of your RSU Award that would have otherwise vested on May 2, 2013 based on the number of whole months that you were employed with OfficeMax since the Award Date divided by 24 months, plus

•

A pro rata portion of the unvested Restricted Stock Units relating to the one-third of your RSU Award that would have otherwise vested on May 2, 2014 based on the number of whole months that you were employed with OfficeMax since the Award Date divided by 36 months.

c.	Termination Between Second and Third Vesting Date. If your termination of employment occurs after May 2, 2013 but before May 2, 2014 and:

i.	you terminate employment as a result of your death or total and permanent disability, as determined by OfficeMax in its sole and complete discretion, or

ii.	you are involuntarily terminated in a situation qualifying you for severance payments under an OfficeMax plan,

then your RSU Award (to the extent then-unvested) shall vest on your employment termination date in a pro rata manner as follows:

•

A pro rata portion of the unvested Restricted Stock Units relating to the one-third of your RSU Award that would have otherwise vested on May 2, 2014 based on the number of whole months that you were employed with OfficeMax since the Award Date divided by 36 months.

d.	Payment of Pro Rata Amount. Any pro rata vested Restricted Stock Units pursuant to this paragraph 4 shall be paid as soon as practical following your termination of employment with OfficeMax, but in no event shall payment be made later than March 15th of the year following the year in which such termination of employment occurs.

e.	Payment Upon Termination Due to Death. If your termination occurs as a result of your death, payment with respect to your vested Restricted Stock Units relating to your RSU

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OFFICEMAX INCORPORATED

2011 Restricted Stock Unit Award Agreement – Time Based (U.S.)

Award shall be made only to your beneficiary, executor or administrator of your estate or the person or persons to whom the rights to payment of such Restricted Stock Units shall pass by will or the laws of descent and distribution, as determined by OfficeMax in its sole and complete discretion.

5.	Share Payment. Vested Restricted Stock Units relating to your RSU Award will be paid to you in whole shares of Stock. Partial shares, if any, will be paid in cash.

6.	Change in Control. In the event of a Change in Control prior to May 2, 2014, except as otherwise determined by OfficeMax in its sole and complete discretion, the continuing entity may either continue this Award or replace this Award with an award of at least equal value with terms and conditions not less favorable than the terms and conditions provided in this Agreement, in which case the new award will vest according to the terms of the applicable award agreement. Notwithstanding any provisions of this Agreement or the Plan to the contrary, if the continuing entity does not so continue or replace this Award, or if you experience a “qualifying termination,” all restrictions described in this Agreement will lapse with respect to all unvested Restricted Stock Units relating to your Potential RSU Award, if you are employed by OfficeMax at the time of the Change in Control, at the time of the Change in Control or your qualifying termination (as applicable), all such Restricted Stock Units will vest immediately, and payment of your Potential RSU Award shall be made as soon as practical but in no event later than March 15 of the year following the year in which the Change in Control or “qualifying termination” (as applicable) occurred. “Change in Control” and “qualifying termination” shall be defined in an agreement providing specific benefits upon a change in control or in the Plan.

7.	Code Section 162(m); Mandatory Deferral of Payment. Although OfficeMax does not reasonably anticipate, as of the Award Date, the application of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), at the time of any payment due hereunder, if OfficeMax reasonably anticipates that its deduction with respect to any such payment otherwise would not be permitted by application of Code Section 162(m) at the time of the payment, then, notwithstanding any provision of this Agreement or the Plan to the contrary, such payment shall be deferred and instead shall be made as soon as reasonably practicable following the first date on which OfficeMax anticipates (or reasonably should have anticipated) that such payment would no longer be restricted due to the application of Code Section 162(m).

8.	Nontransferability. The Restricted Stock Units awarded pursuant to this Agreement cannot be sold, assigned, pledged, hypothecated, transferred, or otherwise encumbered prior to vesting. Any attempt to transfer your rights in the awarded Restricted Stock Units prior to vesting will result in the immediate forfeiture and cancellation of such units. Notwithstanding the foregoing, subject to the approval of OfficeMax in its sole and complete discretion, Restricted Stock Units awarded pursuant to this Agreement may be transferable to members of your immediate family and to one or more trusts for the benefit of such family members, partnerships in which such family members are the only partners, or corporations in which such family members are the only stockholders.

9.	Stockholder Rights. You will not receive dividends or dividend units on the Restricted Stock Units awarded pursuant to this Agreement. With respect to the Restricted Stock Units awarded hereunder, you are not a shareholder and do not have any voting rights until such units vest and shares are recorded as issued on OfficeMax’s official stockholder records.

10.	Tax Withholding. The amount of shares of Stock to be paid to you will be reduced by that number of shares of Stock having a Fair Market Value equal to the required minimum federal and state withholding amounts triggered by the vesting of your Restricted Stock Units. To the extent a fractional share of Stock is needed to satisfy such tax withholding, the number of shares of Stock withheld will be rounded up to the next whole number. Alternatively, you may elect within 60 calendar days from the Award Date to satisfy such withholding requirements in cash.

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OFFICEMAX INCORPORATED

2011 Restricted Stock Unit Award Agreement – Time Based (U.S.)

11.	Non-Solicitation and Non-Compete. This paragraph 11 shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to choice of law rules. If Delaware law, for whatever reason, is not applied, then this paragraph 11 shall be enforced to the maximum extent allowable under otherwise applicable state law. For the period beginning on the Award Date and ending one year following your termination of employment with OfficeMax, you will not (i) directly or indirectly employ, recruit or solicit for employment any person who is (or was within six (6) months prior to your employment termination date) an employee of OfficeMax, an Affiliate or Subsidiary; or (ii) commence Employment with a Competitor in a substantially similar capacity to any position you held with OfficeMax during the last 12 months of your employment with OfficeMax and having the responsibility within the same geographic area(s) for which you had responsibility during the last 12 months of your employment with OfficeMax. If you violate the terms of this paragraph 11 or of any other confidentiality, non-competition, non-solicitation or other similar agreement during or after your employment with OfficeMax, you will forfeit, as of the first day of any such violation, all right, title and interest to the Restricted Stock Units and any shares of Stock you own in settlement of your Restricted Stock Units on or after such date. Without limiting any other remedy available to OfficeMax, OfficeMax shall have the right to issue a stop transfer order and other appropriate instructions to its transfer agent with respect to these Restricted Stock Units, OfficeMax shall have the right to recover from you the amount of the value of the Stock at the time of the violation or, if disposed prior to the violation, at the time of disposition, and OfficeMax further will be entitled to reimbursement of any fees and expenses (including attorneys’ fees) incurred by or on behalf of OfficeMax in enforcing its rights under this paragraph 11. By accepting this Award, you consent to a deduction from any amounts OfficeMax, an Affiliate or Subsidiary owes to you (including wages or other compensation, fringe benefits, or vacation pay, as well as other amounts owed to you), to the extent of any amounts that you owe to OfficeMax under this paragraph 11. If OfficeMax does not recover by means of set-off the full amount owed to OfficeMax, you agree to pay immediately the unpaid balance to OfficeMax.

a.	“Competitor” means any business, foreign or domestic, which is engaged, at any time relevant to the provisions of this Agreement, in the sale or distribution of products, or in the provision of services in competition with the products sold or distributed or services provided by OfficeMax, an Affiliate, Subsidiary, partnership, or joint venture of OfficeMax and for whom greater than 35% of its North American revenues are comprised of the direct sale or distribution of office supplies, office furniture, technology-related office products or computer consumables actually sold by OFFICEMAX, print and document services, or related office products or services. The parties agree that the term Competitor shall not include any business entity or person principally engaged in the manufacture and distribution of computer hardware, software or peripherals. The determination of whether a business is a Competitor shall be made by OfficeMax’s General Counsel, in his or her sole and complete discretion.

b.	“Employment with a Competitor” means providing services as an employee or consultant, or otherwise rendering services of a nature for remuneration, to a Competitor, as determined by OfficeMax’s General Counsel, in his or her sole and complete discretion.

12.	No Special Employment. Nothing contained in this Agreement or in the Plan shall be construed or deemed under any circumstances to bind OfficeMax to continue your employment for any particular period of time.

13.

Use of Personal Data. By executing this Agreement, you hereby agree freely, and with your full knowledge and consent, to the collection, use, processing and transfer (collectively, the “Use”) of certain personal data such as your name, salary, nationality, job title, position evaluation rating along with details of all past awards and current awards outstanding under the Plan (collectively, the “Data”), for the purpose of managing and administering the Plan. You further acknowledge and agree that OfficeMax and/or any of its Affiliates may make Use of the Data amongst

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OFFICEMAX INCORPORATED

2011 Restricted Stock Unit Award Agreement – Time Based (U.S.)

themselves and/or any other third parties assisting OfficeMax in the administration and management of the Plan (collectively, the “Data Recipients”). In keeping therewith, you hereby further authorize any Data Recipient, including Data Recipients located in foreign jurisdictions, to continue to make Use of the Data, in electronic or other form, for the purposes of administering and managing the Plan, including without limitation, any necessary Use of such Data as may be required for the subsequent holding of shares on your behalf by a broker or other third party with whom you may elect to deposit any shares acquired through the Plan.

OfficeMax shall, at all times, take all commercially reasonable efforts to ensure that appropriate safety measures shall be in place to ensure the confidentiality of the Data, and that no Use will be made of the Data for any purpose other than the administration and management of the Plan. You may, at any time, review your Data and request necessary amendments to such Data. You may withdraw your consent to Use of the Data herein by notifying OfficeMax in writing at the address specified in paragraph 13; however by withdrawing your consent to use Data, you may affect your eligibility to participate in the Plan.

By executing this Agreement you hereby release and forever discharge OfficeMax from any and all claims, demands, actions, causes of action, damages, liabilities, costs, losses and expenses arising out of, or in connection with, the Use of the Data including, without limitation, any and all claims for invasion of privacy, defamation and any other personal, moral and/or property rights.

14. Acceptance of Terms and Conditions. You must sign this Agreement and return it to OfficeMax’s Compensation Department on or before May 31, 2011 or the Award will be forfeited. Return your executed Agreement to: Becky Cohen by mail at OfficeMax, 263 Shuman Boulevard (5E238), Naperville, Illinois 60563 or by fax at 1-630-647-3722.

OfficeMax Incorporated	Awardee: Michael Lewis

/s/ Jeff Johnson	Signature:	/s/ Michael J. Lewis
Jeff Johnson
Senior Vice President,	Date:	May 27, 2011
Human Resources

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Exhibit 99.3

OfficeMax Incorporated

2011 Restricted Stock Unit Award Agreement – Performance Based

Vice Presidents and Above (U.S.)

This Restricted Stock Unit Award (the “Award”) is granted on May 2, 2011 (the “Award Date”), by OfficeMax Incorporated (“OfficeMax”) to Michael Lewis (“Awardee” or “you”) pursuant to the 2003 OfficeMax Incentive and Performance Plan, as may be amended from time to time (the “Plan”), and the following terms and conditions of this agreement (the “Agreement”):

1.	Terms and Conditions. The Award is subject to all the terms and conditions of the Plan. All capitalized terms not defined in this Agreement shall have the meaning stated in the Plan. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control unless this Agreement expressly states that an exception to the Plan is being made.

2.	Potential Award. You are hereby awarded a potential grant of 24,000 Restricted Stock Units (your “Potential RSU Award”) at no cost to you, subject to the terms and conditions, including adjustments, set forth in the Plan and this Agreement.

3.	Minimum Performance Measurement. As a condition of vesting under paragraph 4, the following conditions must be met:

•

The sum of OfficeMax’s net income from operations available to our common shareholders, adjusted for special items for its fiscal years ending in 2011 and 2012, as disclosed and discussed in the earnings release, must be positive and;

•

The sum of OfficeMax’s EBIT (as defined below) for its fiscal year ending in 2011 (“2011 EBIT”) and for its fiscal year ending in 2012 (“2012 EBIT”) must equal at least $x million (the “EBIT Minimum”), and;

•	The Executive Compensation Committee of the Board of Directors must review and approve the 2011 EBIT, 2012 EBIT, and the EBIT Minimum.

EBIT means the Company’s earnings from continuing operations, excluding the impact of foreign currency exchange-rate fluctuation, before interest and taxes adjusted for special items as disclosed and discussed in the earnings release for the applicable fiscal year, as calculated by OfficeMax in its sole and complete discretion.

4.	Vesting and Additional Performance Measurement Adjustments. Subject to paragraphs 3 and 5, your Potential RSU Award will vest and be adjusted as follows:

The first half of your Potential RSU Award shall be adjusted based on 2011 EBIT in accordance with the following chart and shall vest on February 9, 2013 if you are actively employed by OfficeMax on that date, and shall be payable as soon as practical thereafter, but not later than March 15, 2013:

2011 EBIT		Percentage of Potential RSU Award (Based on Number of RSUs Granted at Target)
$	x	150% (Maximum)
$	x	100% (Target)
$	x	50%
<$	x	0%

1

OfficeMax Incorporated

2011 Restricted Stock Unit Award Agreement – Performance Based

Vice Presidents and Above (U.S.)

The second half of your Potential RSU Award shall be adjusted based on 2012 EBIT in accordance with the following chart and shall vest on February 9, 2014 if you are actively employed by OfficeMax on that date, and be payable as soon as practical thereafter, but not later than March 15, 2014:

2012 EBIT		Percentage of Potential RSU Award (Based on Number of RSUs Granted at Target)
$	x	150% (Maximum)
$	x	100% (Target)
$	x	50%
<$	x	0%

Where 2011 EBIT or 2012 EBIT, as applicable, fall between the numbers shown on the tables above, the Percentage of Potential RSU Award shall be calculated using straight-line interpolation, except that no interpolation shall apply within the 2011 EBIT and/or 2012 EBIT range associated with a Target payout.

5.	Termination of Employment During Vesting Period. If your employment with OfficeMax terminates at any time on or after the Award Date and before February 9, 2014, your Potential RSU Award (subject to paragraphs 3 and 4, including the adjustments described therein) will both vest (subject to paragraphs 3 and 4) and be payable in accordance with this paragraph 5.

a.	Termination Prior to First Vesting Date. If your termination of employment occurs before February 9, 2013 and:

i.	you terminate employment as a result of your death or total and permanent disability, as determined by OfficeMax in its sole and complete discretion,

ii.	you are involuntarily terminated in a situation qualifying you for severance payments under an OfficeMax plan, or

iii.	you voluntarily terminate employment and at the time of your termination you are at least age 55 and have completed at least 10 years of employment with OfficeMax,

then your Potential RSU Award shall vest (subject to paragraphs 3 and 4) on your employment termination date in a pro rata manner as follows:

•

A pro rata portion of the unvested Restricted Stock Units relating to the first half of your Potential RSU Award that would have otherwise vested, as determined under paragraph 4, on February 9, 2013 based on the number of whole months that you were employed with OfficeMax since the Award Date divided by 24 months, plus

•

A pro rata portion of the unvested Restricted Stock Units relating to the second half of your Potential RSU Award that would have otherwise vested, as determined under paragraph 4, on February 9, 2014 based on the number of whole months that you were employed with OfficeMax since the Award Date divided by 36 months.

2

OfficeMax Incorporated

2011 Restricted Stock Unit Award Agreement – Performance Based

Vice Presidents and Above (U.S.)

The vested portion of your Potential RSU Award, as determined above, shall be payable in accordance with the general payment timing provisions of paragraph 4, as applicable. Any unvested Restricted Stock Units remaining after payout will be forfeited and canceled.

b.	Termination Between First and Second Vesting Date. If your termination of employment occurs after February 9, 2013 but before February 9, 2014 and:

i.	you terminate employment as a result of your death or total and permanent disability, as determined by OfficeMax in its sole and complete discretion,

ii.	you are involuntarily terminated in a situation qualifying you for severance payments under an OfficeMax plan, or

iii.	you voluntarily terminate employment and at the time of your termination you are at least age 55 and have completed at least 10 years of employment with OfficeMax,

then the number of unvested Restricted Stock Units relating to the second half of your Potential RSU Award that would have otherwise vested, as determined under paragraph 4, on February 9, 2014 shall vest (subject to paragraphs 3 and 4) on your employment termination date in a pro rata manner based on the number of whole months that you were employed with OfficeMax since the Award Date over 36 months. Such pro rata vested Restricted Stock Units shall be payable not later than March 15, 2014. Any unvested Restricted Stock Units remaining after payout will be forfeited and canceled.

c.	Six-Month Minimum Employment and Plan Participation Requirement. Notwithstanding the foregoing, in order to be eligible for the pro rata vesting described in paragraphs 5.a and 5.b., you must be employed with OfficeMax and have been a participant in the Plan for a minimum of six continuous months during fiscal years 2011 and/or 2012.

d.	Other Terminations. Upon your voluntary or involuntary termination for any reason not meeting the criteria specified in this paragraph 5, all unvested Restricted Stock Units relating to your Potential RSU Award as of the date of your termination of employment with OfficeMax shall be immediately forfeited and canceled. Additionally, if your employment is terminated for “disciplinary reasons” as defined in the Executive Officer Severance Pay Policy (or any successor policy) or if you retire or resign and OfficeMax determines within six months thereafter that your conduct prior to your retirement or resignation warranted termination for “disciplinary reasons,” any vested or unvested Restricted Stock Units in this Award will be forfeited and cancelled. In the event you retire or resign and OfficeMax determines within six months thereafter that your conduct prior to your retirement or resignation warranted termination for “disciplinary reasons,” OfficeMax shall have the right to recover from you the amount of the value of the Stock at the time of the determination or, if disposed prior to the violation, at the time of disposition.

e.	Payment Upon Termination Due to Death. If your termination occurs as a result of your death, payment with respect to your vested Restricted Stock Units relating to your Potential RSU Award shall be made only to your beneficiary, executor or administrator of your estate or the person or persons to whom the rights to payment of such Restricted Stock Units shall pass by will or the laws of descent and distribution, as determined by OfficeMax in its sole and complete discretion.

6.	Change in Control. In the event of a Change in Control prior to February 9, 2014, except as otherwise determined by OfficeMax in its sole and complete discretion, the continuing entity may

3

OfficeMax Incorporated

2011 Restricted Stock Unit Award Agreement – Performance Based

Vice Presidents and Above (U.S.)

either continue this Award or replace this Award with an award of at least equal value with terms and conditions not less favorable than the terms and conditions provided in this Agreement, in which case the new award will vest according to the terms of the applicable award agreement. Notwithstanding any provisions of this Agreement or the Plan to the contrary, if the continuing entity does not so continue or replace this Award, or if you experience a “qualifying termination,” all restrictions described in this Agreement will lapse with respect to all unvested Restricted Stock Units relating to your Potential RSU Award, if you are employed by OfficeMax at the time of the Change in Control, at the time of the Change in Control or your qualifying termination (as applicable), all such Restricted Stock Units will vest immediately, and payment of your Potential RSU Award shall be made as soon as practical but in no event later than March 15 of the year following the year in which the Change in Control or “qualifying termination” (as applicable) occurred. “Change in Control” and “qualifying termination” shall be defined in an agreement providing specific benefits upon a change in control or in the Plan.

7.	Nontransferability. The Restricted Stock Units awarded pursuant to this Agreement cannot be sold, assigned, pledged, hypothecated, transferred, or otherwise encumbered prior to vesting. Any attempt to transfer your rights in the awarded Restricted Stock Units prior to vesting will result in the immediate forfeiture and cancellation of such units. Notwithstanding the foregoing, subject to the approval of OfficeMax in its sole and complete discretion, Restricted Stock Units awarded pursuant to this Agreement may be transferable to members of your immediate family and to one or more trusts for the benefit of such family members, partnerships in which such family members are the only partners, or corporations in which such family members are the only stockholders.

8.	Stockholder Rights. You will not receive dividends or dividend units on the Restricted Stock Units awarded pursuant to this Agreement. With respect to the Restricted Stock Units awarded hereunder, you are not a shareholder and do not have any voting rights until such units vest and shares are recorded as issued on OfficeMax’s official stockholder records.

9.	Share Payment; Code Section 162(m). Vested Restricted Stock Units relating to your Potential RSU Award will be paid to you in whole shares of Stock. Partial shares, if any, will be paid in cash. Notwithstanding any provision in the Plan or this Agreement to the contrary, if in OfficeMax’s good faith determination, some or all of the remuneration attributable to this payment is not deductible by OfficeMax for federal income tax purposes pursuant to Code Section 162(m), then payment of such units will occur on the date OfficeMax anticipates, or should reasonably anticipate, that payment would qualify for deduction under Code Section 162(m).

10.	Tax Withholding. The amount of shares of Stock to be paid to you will be reduced by that number of shares of Stock having a Fair Market Value equal to the required minimum federal and state withholding amounts triggered by the vesting of your Restricted Stock Units. To the extent a fractional share of Stock is needed to satisfy such tax withholding, the number of shares of Stock withheld will be rounded up to the next whole number. Alternatively, you may elect within 60 calendar days from the Award Date to satisfy such withholding requirements in cash.

11.

Non-Solicitation and Non-Compete. This paragraph 11 shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to choice of law rules. If Delaware law, for whatever reason, is not applied, then this paragraph 11 shall be enforced to the maximum extent allowable under otherwise applicable state law. For the period beginning on the Award Date and ending one year following your termination of employment with OfficeMax, you will not (i) directly or indirectly employ, recruit or solicit for employment any person who is (or was within six (6) months prior to your employment termination date) an employee of OfficeMax, an Affiliate or Subsidiary; or (ii) commence Employment with a Competitor in a substantially similar capacity to any position you held with OfficeMax during the last 12 months of your employment with OfficeMax and having the responsibility within the same geographic area(s) for which you

4

OfficeMax Incorporated

2011 Restricted Stock Unit Award Agreement – Performance Based

Vice Presidents and Above (U.S.)

had responsibility during the last 12 months of your employment with OfficeMax. If you violate the terms of this paragraph 11 or of any other confidentiality, non-competition, non-solicitation or other similar agreement during or after your employment with OfficeMax, you will forfeit, as of the first day of any such violation, all right, title and interest to the Restricted Stock Units and any shares of Stock you own in settlement of your Restricted Stock Units on or after such date. Without limiting any other remedy available to OfficeMax, OfficeMax shall have the right to issue a stop transfer order and other appropriate instructions to its transfer agent with respect to these Restricted Stock Units, OfficeMax shall have the right to recover from you the amount of the value of the Stock at the time of the violation or, if disposed prior to the violation, at the time of disposition, and OfficeMax further will be entitled to reimbursement of any fees and expenses (including attorneys’ fees) incurred by or on behalf of OfficeMax in enforcing its rights under this paragraph 11. By accepting this Award, you consent to a deduction from any amounts OfficeMax, an Affiliate or Subsidiary owes to you (including wages or other compensation, fringe benefits, or vacation pay, as well as other amounts owed to you), to the extent of any amounts that you owe to OfficeMax under this paragraph 11. If OfficeMax does not recover by means of set-off the full amount owed to OfficeMax, you agree to pay immediately the unpaid balance to OfficeMax.

a.	“Competitor” means any business, foreign or domestic, which is engaged, at any time relevant to the provisions of this Agreement, in the sale or distribution of products, or in the provision of services in competition with the products sold or distributed or services provided by OfficeMax, an Affiliate, Subsidiary, partnership, or joint venture of OfficeMax and for whom greater than 35% of its North American revenues are comprised of the direct sale or distribution of office supplies, office furniture, technology-related office products or computer consumables actually sold by OFFICEMAX, print and document services, or related office products or services. The parties agree that the term Competitor shall not include any business entity or person principally engaged in the manufacture and distribution of computer hardware, software or peripherals. The determination of whether a business is a Competitor shall be made by OfficeMax’s General Counsel, in his or her sole and complete discretion.

b.	“Employment with a Competitor” means providing services as an employee or consultant, or otherwise rendering services of a nature for remuneration, to a Competitor, as determined by OfficeMax’s General Counsel, in his or her sole and complete discretion.

12.	No Special Employment. Nothing contained in this Agreement or in the Plan shall be construed or deemed under any circumstances to bind OfficeMax to continue your employment for any particular period of time.

13.	Use of Personal Data. By executing this Agreement, you hereby agree freely, and with your full knowledge and consent, to the collection, use, processing and transfer (collectively, the “Use”) of certain personal data such as your name, salary, nationality, job title, position evaluation rating along with details of all past awards and current awards outstanding under the Plan (collectively, the “Data”), for the purpose of managing and administering the Plan. You further acknowledge and agree that OfficeMax and/or any of its Affiliates may make Use of the Data amongst themselves and/or any other third parties assisting OfficeMax in the administration and management of the Plan (collectively, the “Data Recipients”). In keeping therewith, you hereby further authorize any Data Recipient, including Data Recipients located in foreign jurisdictions, to continue to make Use of the Data, in electronic or other form, for the purposes of administering and managing the Plan, including without limitation, any necessary Use of such Data as may be required for the subsequent holding of shares on your behalf by a broker or other third party with whom you may elect to deposit any shares acquired through the Plan.

OfficeMax shall, at all times, take all commercially reasonable efforts to ensure that appropriate safety measures shall be in place to ensure the confidentiality of the Data, and that no Use will be

5

OfficeMax Incorporated

2011 Restricted Stock Unit Award Agreement – Performance Based

Vice Presidents and Above (U.S.)

made of the Data for any purpose other than the administration and management of the Plan. You may, at any time, review your Data and request necessary amendments to such Data. You may withdraw your consent to Use of the Data herein by notifying OfficeMax in writing at the address specified in paragraph 13; however by withdrawing your consent to use Data, you may affect your eligibility to participate in the Plan.

By executing this Agreement you hereby release and forever discharge OfficeMax from any and all claims, demands, actions, causes of action, damages, liabilities, costs, losses and expenses arising out of, or in connection with, the Use of the Data including, without limitation, any and all claims for invasion of privacy, defamation and any other personal, moral and/or property rights.

14.	Acceptance of Terms and Conditions. You must sign this Agreement and return it to OfficeMax’s Compensation Department on or before May 31, 2011 or the Award will be forfeited. Return your executed Agreement to: Becky Cohen by mail at OfficeMax, 263 Shuman Boulevard (5E238), Naperville, Illinois 60563 or by fax at (630)647-3722.

OfficeMax Incorporated	Awardee: Michael Lewis

/s/ Jeff Johnson	Signature:	/s/ Michael J. Lewis
Jeff Johnson
Senior Vice President,	Date:	May 27, 2011
Human Resources

6

Exhibit 99.4

OfficeMax Incorporated

2011 Restricted Stock Unit Award Agreement – Performance Based

Vice Presidents and Above (U.S.)

This Restricted Stock Unit Award (the “Award”) is granted on May 2, 2011 (the “Award Date”), by OfficeMax Incorporated (“OfficeMax”) to Michael Lewis (“Awardee” or “you”) pursuant to the 2003 OfficeMax Incentive and Performance Plan, as may be amended from time to time (the “Plan”), and the following terms and conditions of this agreement (the “Agreement”):

1.	Terms and Conditions. The Award is subject to all the terms and conditions of the Plan. All capitalized terms not defined in this Agreement shall have the meaning stated in the Plan. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control unless this Agreement expressly states that an exception to the Plan is being made.

2.	Potential Award. You are hereby awarded a potential grant of 15,000 Restricted Stock Units (your “Potential RSU Award”) at no cost to you, subject to the terms and conditions, including adjustments, set forth in the Plan and this Agreement.

3.	Minimum Performance Measurement. As a condition of vesting under paragraph 4, the following conditions must be met:

•

The sum of OfficeMax’s net income from operations available to our common shareholders, adjusted for special items for its fiscal years ending in 2011 and 2012, as disclosed and discussed in the earnings release, must be positive and;

•

The sum of OfficeMax’s EBIT (as defined below) for its fiscal year ending in 2011 (“2011 EBIT”) and for its fiscal year ending in 2012 (“2012 EBIT”) must equal at least $x million (the “EBIT Minimum”), and;

•	The Executive Compensation Committee of the Board of Directors must review and approve the 2011 EBIT, 2012 EBIT, and the EBIT Minimum.

EBIT means the Company’s earnings from continuing operations, excluding the impact of foreign currency exchange-rate fluctuation, before interest and taxes adjusted for special items as disclosed and discussed in the earnings release for the applicable fiscal year, as calculated by OfficeMax in its sole and complete discretion.

4.	Vesting and Additional Performance Measurement Adjustments. Subject to paragraphs 3 and 5, your Potential RSU Award will vest and be adjusted as follows:

The first half of your Potential RSU Award shall be adjusted based on 2011 EBIT in accordance with the following chart and shall vest on February 9, 2013 if you are actively employed by OfficeMax on that date, and shall be payable as soon as practical thereafter, but not later than March 15, 2013:

2011 EBIT		Percentage of Potential RSU Award (Based on Number of RSUs Granted at Target)
$	x	150% (Maximum)
$	x	100% (Target)
$	x	50%
<$	x	0%

1

OfficeMax Incorporated

2011 Restricted Stock Unit Award Agreement – Performance Based

Vice Presidents and Above (U.S.)

The second half of your Potential RSU Award shall be adjusted based on 2012 EBIT in accordance with the following chart and shall vest on February 9, 2014 if you are actively employed by OfficeMax on that date, and be payable as soon as practical thereafter, but not later than March 15, 2014:

2012 EBIT		Percentage of Potential RSU Award (Based on Number of RSUs Granted at Target)
$	x	150% (Maximum)
$	x	100% (Target)
$	x	50%
<$	x	0%

Where 2011 EBIT or 2012 EBIT, as applicable, fall between the numbers shown on the tables above, the Percentage of Potential RSU Award shall be calculated using straight-line interpolation, except that no interpolation shall apply within the 2011 EBIT and/or 2012 EBIT range associated with a Target payout.

5.	Termination of Employment During Vesting Period. If your employment with OfficeMax terminates at any time on or after the Award Date and before February 9, 2014, your Potential RSU Award (subject to paragraphs 3 and 4, including the adjustments described therein) will both vest (subject to paragraphs 3 and 4) and be payable in accordance with this paragraph 5.

a.	Termination Prior to First Vesting Date. If your termination of employment occurs before February 9, 2013 and:

i.	you terminate employment as a result of your death or total and permanent disability, as determined by OfficeMax in its sole and complete discretion,

ii.	you are involuntarily terminated in a situation qualifying you for severance payments under an OfficeMax plan, or

iii.	you voluntarily terminate employment and at the time of your termination you are at least age 55 and have completed at least 10 years of employment with OfficeMax,

then your Potential RSU Award shall vest (subject to paragraphs 3 and 4) on your employment termination date in a pro rata manner as follows:

•

A pro rata portion of the unvested Restricted Stock Units relating to the first half of your Potential RSU Award that would have otherwise vested, as determined under paragraph 4, on February 9, 2013 based on the number of whole months that you were employed with OfficeMax since the Award Date divided by 24 months, plus

•

A pro rata portion of the unvested Restricted Stock Units relating to the second half of your Potential RSU Award that would have otherwise vested, as determined under paragraph 4, on February 9, 2014 based on the number of whole months that you were employed with OfficeMax since the Award Date divided by 36 months.

2

OfficeMax Incorporated

2011 Restricted Stock Unit Award Agreement – Performance Based

Vice Presidents and Above (U.S.)

The vested portion of your Potential RSU Award, as determined above, shall be payable in accordance with the general payment timing provisions of paragraph 4, as applicable. Any unvested Restricted Stock Units remaining after payout will be forfeited and canceled.

b.	Termination Between First and Second Vesting Date. If your termination of employment occurs after February 9, 2013 but before February 9, 2014 and:

i.	you terminate employment as a result of your death or total and permanent disability, as determined by OfficeMax in its sole and complete discretion,

ii.	you are involuntarily terminated in a situation qualifying you for severance payments under an OfficeMax plan, or

iii.	you voluntarily terminate employment and at the time of your termination you are at least age 55 and have completed at least 10 years of employment with OfficeMax,

then the number of unvested Restricted Stock Units relating to the second half of your Potential RSU Award that would have otherwise vested, as determined under paragraph 4, on February 9, 2014 shall vest (subject to paragraphs 3 and 4) on your employment termination date in a pro rata manner based on the number of whole months that you were employed with OfficeMax since the Award Date over 36 months. Such pro rata vested Restricted Stock Units shall be payable not later than March 15, 2014. Any unvested Restricted Stock Units remaining after payout will be forfeited and canceled.

c.	Six-Month Minimum Employment and Plan Participation Requirement. Notwithstanding the foregoing, in order to be eligible for the pro rata vesting described in paragraphs 5.a and 5.b., you must be employed with OfficeMax and have been a participant in the Plan for a minimum of six continuous months during fiscal years 2011 and/or 2012.

d.	Other Terminations. Upon your voluntary or involuntary termination for any reason not meeting the criteria specified in this paragraph 5, all unvested Restricted Stock Units relating to your Potential RSU Award as of the date of your termination of employment with OfficeMax shall be immediately forfeited and canceled. Additionally, if your employment is terminated for “disciplinary reasons” as defined in the Executive Officer Severance Pay Policy (or any successor policy) or if you retire or resign and OfficeMax determines within six months thereafter that your conduct prior to your retirement or resignation warranted termination for “disciplinary reasons,” any vested or unvested Restricted Stock Units in this Award will be forfeited and cancelled. In the event you retire or resign and OfficeMax determines within six months thereafter that your conduct prior to your retirement or resignation warranted termination for “disciplinary reasons,” OfficeMax shall have the right to recover from you the amount of the value of the Stock at the time of the determination or, if disposed prior to the violation, at the time of disposition.

e.	Payment Upon Termination Due to Death. If your termination occurs as a result of your death, payment with respect to your vested Restricted Stock Units relating to your Potential RSU Award shall be made only to your beneficiary, executor or administrator of your estate or the person or persons to whom the rights to payment of such Restricted Stock Units shall pass by will or the laws of descent and distribution, as determined by OfficeMax in its sole and complete discretion.

6.	Change in Control. In the event of a Change in Control prior to February 9, 2014, except as otherwise determined by OfficeMax in its sole and complete discretion, the continuing entity may

3

OfficeMax Incorporated

2011 Restricted Stock Unit Award Agreement – Performance Based

Vice Presidents and Above (U.S.)

either continue this Award or replace this Award with an award of at least equal value with terms and conditions not less favorable than the terms and conditions provided in this Agreement, in which case the new award will vest according to the terms of the applicable award agreement. Notwithstanding any provisions of this Agreement or the Plan to the contrary, if the continuing entity does not so continue or replace this Award, or if you experience a “qualifying termination,” all restrictions described in this Agreement will lapse with respect to all unvested Restricted Stock Units relating to your Potential RSU Award, if you are employed by OfficeMax at the time of the Change in Control, at the time of the Change in Control or your qualifying termination (as applicable), all such Restricted Stock Units will vest immediately, and payment of your Potential RSU Award shall be made as soon as practical but in no event later than March 15 of the year following the year in which the Change in Control or “qualifying termination” (as applicable) occurred. “Change in Control” and “qualifying termination” shall be defined in an agreement providing specific benefits upon a change in control or in the Plan.

7.	Nontransferability. The Restricted Stock Units awarded pursuant to this Agreement cannot be sold, assigned, pledged, hypothecated, transferred, or otherwise encumbered prior to vesting. Any attempt to transfer your rights in the awarded Restricted Stock Units prior to vesting will result in the immediate forfeiture and cancellation of such units. Notwithstanding the foregoing, subject to the approval of OfficeMax in its sole and complete discretion, Restricted Stock Units awarded pursuant to this Agreement may be transferable to members of your immediate family and to one or more trusts for the benefit of such family members, partnerships in which such family members are the only partners, or corporations in which such family members are the only stockholders.

8.	Stockholder Rights. You will not receive dividends or dividend units on the Restricted Stock Units awarded pursuant to this Agreement. With respect to the Restricted Stock Units awarded hereunder, you are not a shareholder and do not have any voting rights until such units vest and shares are recorded as issued on OfficeMax’s official stockholder records.

9.	Share Payment; Code Section 162(m). Vested Restricted Stock Units relating to your Potential RSU Award will be paid to you in whole shares of Stock. Partial shares, if any, will be paid in cash. Notwithstanding any provision in the Plan or this Agreement to the contrary, if in OfficeMax’s good faith determination, some or all of the remuneration attributable to this payment is not deductible by OfficeMax for federal income tax purposes pursuant to Code Section 162(m), then payment of such units will occur on the date OfficeMax anticipates, or should reasonably anticipate, that payment would qualify for deduction under Code Section 162(m).

10.	Tax Withholding. The amount of shares of Stock to be paid to you will be reduced by that number of shares of Stock having a Fair Market Value equal to the required minimum federal and state withholding amounts triggered by the vesting of your Restricted Stock Units. To the extent a fractional share of Stock is needed to satisfy such tax withholding, the number of shares of Stock withheld will be rounded up to the next whole number. Alternatively, you may elect within 60 calendar days from the Award Date to satisfy such withholding requirements in cash.

11.

Non-Solicitation and Non-Compete. This paragraph 11 shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to choice of law rules. If Delaware law, for whatever reason, is not applied, then this paragraph 11 shall be enforced to the maximum extent allowable under otherwise applicable state law. For the period beginning on the Award Date and ending one year following your termination of employment with OfficeMax, you will not (i) directly or indirectly employ, recruit or solicit for employment any person who is (or was within six (6) months prior to your employment termination date) an employee of OfficeMax, an Affiliate or Subsidiary; or (ii) commence Employment with a Competitor in a substantially similar capacity to any position you held with OfficeMax during the last 12 months of your employment with OfficeMax and having the responsibility within the same geographic area(s) for which you

4

OfficeMax Incorporated

2011 Restricted Stock Unit Award Agreement – Performance Based

Vice Presidents and Above (U.S.)

had responsibility during the last 12 months of your employment with OfficeMax. If you violate the terms of this paragraph 11 or of any other confidentiality, non-competition, non-solicitation or other similar agreement during or after your employment with OfficeMax, you will forfeit, as of the first day of any such violation, all right, title and interest to the Restricted Stock Units and any shares of Stock you own in settlement of your Restricted Stock Units on or after such date. Without limiting any other remedy available to OfficeMax, OfficeMax shall have the right to issue a stop transfer order and other appropriate instructions to its transfer agent with respect to these Restricted Stock Units, OfficeMax shall have the right to recover from you the amount of the value of the Stock at the time of the violation or, if disposed prior to the violation, at the time of disposition, and OfficeMax further will be entitled to reimbursement of any fees and expenses (including attorneys’ fees) incurred by or on behalf of OfficeMax in enforcing its rights under this paragraph 11. By accepting this Award, you consent to a deduction from any amounts OfficeMax, an Affiliate or Subsidiary owes to you (including wages or other compensation, fringe benefits, or vacation pay, as well as other amounts owed to you), to the extent of any amounts that you owe to OfficeMax under this paragraph 11. If OfficeMax does not recover by means of set-off the full amount owed to OfficeMax, you agree to pay immediately the unpaid balance to OfficeMax.

a.	“Competitor” means any business, foreign or domestic, which is engaged, at any time relevant to the provisions of this Agreement, in the sale or distribution of products, or in the provision of services in competition with the products sold or distributed or services provided by OfficeMax, an Affiliate, Subsidiary, partnership, or joint venture of OfficeMax and for whom greater than 35% of its North American revenues are comprised of the direct sale or distribution of office supplies, office furniture, technology-related office products or computer consumables actually sold by OFFICEMAX, print and document services, or related office products or services. The parties agree that the term Competitor shall not include any business entity or person principally engaged in the manufacture and distribution of computer hardware, software or peripherals. The determination of whether a business is a Competitor shall be made by OfficeMax’s General Counsel, in his or her sole and complete discretion.

b.	“Employment with a Competitor” means providing services as an employee or consultant, or otherwise rendering services of a nature for remuneration, to a Competitor, as determined by OfficeMax’s General Counsel, in his or her sole and complete discretion.

12.	No Special Employment. Nothing contained in this Agreement or in the Plan shall be construed or deemed under any circumstances to bind OfficeMax to continue your employment for any particular period of time.

13.	Use of Personal Data. By executing this Agreement, you hereby agree freely, and with your full knowledge and consent, to the collection, use, processing and transfer (collectively, the “Use”) of certain personal data such as your name, salary, nationality, job title, position evaluation rating along with details of all past awards and current awards outstanding under the Plan (collectively, the “Data”), for the purpose of managing and administering the Plan. You further acknowledge and agree that OfficeMax and/or any of its Affiliates may make Use of the Data amongst themselves and/or any other third parties assisting OfficeMax in the administration and management of the Plan (collectively, the “Data Recipients”). In keeping therewith, you hereby further authorize any Data Recipient, including Data Recipients located in foreign jurisdictions, to continue to make Use of the Data, in electronic or other form, for the purposes of administering and managing the Plan, including without limitation, any necessary Use of such Data as may be required for the subsequent holding of shares on your behalf by a broker or other third party with whom you may elect to deposit any shares acquired through the Plan.

5

OfficeMax Incorporated

2011 Restricted Stock Unit Award Agreement – Performance Based

Vice Presidents and Above (U.S.)

OfficeMax shall, at all times, take all commercially reasonable efforts to ensure that appropriate safety measures shall be in place to ensure the confidentiality of the Data, and that no Use will be made of the Data for any purpose other than the administration and management of the Plan. You may, at any time, review your Data and request necessary amendments to such Data. You may withdraw your consent to Use of the Data herein by notifying OfficeMax in writing at the address specified in paragraph 13; however by withdrawing your consent to use Data, you may affect your eligibility to participate in the Plan.

By executing this Agreement you hereby release and forever discharge OfficeMax from any and all claims, demands, actions, causes of action, damages, liabilities, costs, losses and expenses arising out of, or in connection with, the Use of the Data including, without limitation, any and all claims for invasion of privacy, defamation and any other personal, moral and/or property rights.

14.	Acceptance of Terms and Conditions. You must sign this Agreement and return it to OfficeMax’s Compensation Department on or before May 31, 2011 or the Award will be forfeited. Return your executed Agreement to: Becky Cohen by mail at OfficeMax, 263 Shuman Boulevard (5E238), Naperville, Illinois 60563 or by fax at (630)647-3722.

OfficeMax Incorporated	Awardee: Michael Lewis

/s/ Jeff Johnson	Signature:	/s/ Michael J. Lewis
Jeff Johnson
Senior Vice President,	Date:	May 27, 2011
Human Resources

6

Exhibit 99.5

OfficeMax Incorporated

2011 Nonqualified Stock Option Award Agreement

Vice Presidents and Above (U.S.)

This Nonqualified Stock Option Award (the “Award”) is granted on May 2, 2011 (the “Award Date”), by OfficeMax Incorporated (“OfficeMax”) to Michael Lewis (“Awardee” or “you”) pursuant to the 2003 OfficeMax Incentive and Performance Plan, as may be amended from time to time (the “Plan”), and the following terms and conditions of this agreement (the “Agreement”):

1.	Terms and Conditions. Your Award is subject to all the terms and conditions of the Plan. All capitalized terms not defined in this Agreement shall have the meaning stated in the Plan. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control unless this Agreement expressly states that an exception to the Plan is being made.

2.	Award. You are hereby awarded a Nonqualified Stock Option (the “Option”) to purchase up to 68,570 shares of Stock at a price of $10.00 per share (the “Grant Price”), subject to the terms and conditions of the Plan and this Agreement.

3.	Vesting and Exercisability. Subject to paragraphs 4 and 5, the Option shall become vested and exercisable as follows:

a.	On each of the first three anniversaries of the Award Date, if you are then employed with OfficeMax, the Option shall become vested and exercisable with respect to one-third of the shares of Stock subject to the Option. If you terminate employment with OfficeMax for any reason before the third anniversary of the Award Date, any portion of the Option that is not then vested and exercisable pursuant to the preceding sentence will be forfeited upon your termination of employment.

b.	The Option, to the extent vested, must be exercised on or before the earliest of the following:

i.	the seventh anniversary of the Award Date;

ii.	one year after your termination of employment as a result of your retirement (after attaining age 55 and completing at least 10 years of service with OfficeMax), death, or total and permanent disability, as determined by OfficeMax in its sole and complete discretion, provided that you have not, as of the date of the exercise of the Option, violated the provisions of paragraph 8 below;

iii.	three months after your termination of employment for any other reason.

Notwithstanding the foregoing, if the Option may not be exercised due to a Black-Out Period within the three business days prior to the normal expiration date of the Option, then the expiration date of the Option shall be extended for a period of 30 days following the end of the Black-Out Period or such longer period as permitted by the Committee.

4.	Termination for Disciplinary Reasons. The Option shall be canceled immediately (even if the Option had previously vested fully or partially) if you are terminated for “disciplinary reasons,” as that term is defined in the Executive Officer Severance Pay Policy (or any successor policy) or, if you retire or resign and OfficeMax determines within six months thereafter that your conduct prior to your retirement or resignation warranted termination for “disciplinary reasons.” Additionally, in the event you retire or resign and OfficeMax determines thereafter that your conduct prior to your retirement or resignation warranted termination for “disciplinary reasons” after exercise, OfficeMax shall have the right to repurchase from you at the exercise price the shares you acquired under this Agreement, or, if you no longer own such shares, to recover from you the gross profit you earned from the exercise and disposition of such shares.

5.

Change in Control. In the event of a Change in Control prior to the third anniversary of the Award Date, the continuing entity may either continue this Award or replace this Award with an award of at least equal value with terms and conditions not less favorable than the terms and conditions provided in this Agreement, in which case the new award will vest according to the terms of the applicable award agreement. Notwithstanding any provisions of this Agreement or the Plan to the contrary, if the

1

OfficeMax Incorporated

2011 Nonqualified Stock Option Award Agreement

Vice Presidents and Above (U.S.)

continuing entity does not so continue or replace this Award, or if you experience a “qualifying termination”, the Option shall become fully vested and exercisable, if you are employed by OfficeMax on the date of the Change in Control, immediately upon the Change in Control, or, in the case of your qualifying termination, upon the date of your qualifying termination for a period of one year from your termination date. “Change in Control” and “qualifying termination” shall be defined in an agreement providing specific benefits upon a change in control or in the Plan.

6.	Exercise. You may exercise the Option upon notice and payment of the Grant Price by any of the following methods, unless disallowed by law:

a.	broker assisted exercise;

b.	Stock already owned by you;

c.	cash; or

d.	such other methods as may be approved from time to time by the Plan administrator.

If the Fair Market Value of a share of Stock on the expiration date of the Option exceeds the exercise price of the Option, the Option will be automatically exercised upon such expiration date.

7.	Tax Withholding. The amount of shares of Stock to be paid to you will be reduced by that number of shares of Stock having a Fair Market Value equal to the required minimum federal and state withholding amounts triggered by the exercise of your Option, provided that you do not satisfy such withholding requirements in cash or through Stock already owned by you. To the extent a fractional share of Stock is needed to satisfy such tax withholding, the number of shares of Stock withheld will be rounded up to the next whole number.

8.	Non-Solicitation and Non-Compete. This paragraph 8 shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to choice of law rules. If Delaware law, for whatever reason, is not applied, then this paragraph 8 shall be enforced to the maximum extent allowable under otherwise applicable state law. For the period beginning on the Award Date and ending one year following your termination of employment with OfficeMax, you will not (i) directly or indirectly employ, recruit or solicit for employment any person who is (or was within six (6) months prior to your employment termination date) an employee of OfficeMax, an Affiliate or Subsidiary; or (ii) commence Employment with a Competitor in a substantially similar capacity to any position you held with OfficeMax during the last 12 months of your employment with OfficeMax and having the responsibility within the same geographic area(s) for which you had responsibility during the last 12 months of your employment with OfficeMax. If you violate the terms and conditions of this paragraph 8 or any other non-disclosure, non-competition, non-solicitation or other similar agreement during or after your employment with OfficeMax, the right to exercise this Option with respect to any shares not previously exercised shall terminate immediately and the Option shall be cancelled immediately. Without limiting any other remedy available to OfficeMax, OfficeMax shall be entitled to repurchase from you the Stock you previously purchased under this Agreement at the Fair Market Value of the shares on the exercise date, or, if you at such time no longer own such shares, OfficeMax shall be entitled to recover from you the gross profit you earned upon the purchase and disposition (whether by sale, gift, donation or otherwise) of such shares, and OfficeMax further will be entitled to reimbursement of any fees and expenses (including attorneys’ fees) incurred by or on behalf of OfficeMax in enforcing its rights under this paragraph 8.

a.

“Competitor” means any business, foreign or domestic, which is engaged, at any time relevant to the provisions of this Agreement, in the sale or distribution of products, or in the provision of services in competition with the products sold or distributed or services provided by OfficeMax, an Affiliate, Subsidiary, partnership, or joint venture of OfficeMax and for whom greater than 35% of its North American revenues are comprised of the direct sale or distribution of office supplies, office furniture, technology-related office products or computer consumables actually sold by OFFICEMAX, print and document services, or related office products or services. The parties agree that the term Competitor shall not include any business entity or person

2

OfficeMax Incorporated

2011 Nonqualified Stock Option Award Agreement

Vice Presidents and Above (U.S.)

principally engaged in the manufacture and distribution of computer hardware, software or peripherals. The determination of whether a business is a Competitor shall be made by OfficeMax’s General Counsel, in his or her sole and complete discretion.

b.	“Employment with a Competitor” means providing services as an employee or consultant, or otherwise rendering services of a nature for remuneration, to a Competitor, as determined by OfficeMax’s General Counsel, in his or her sole and complete discretion.

9.	Use of Personal Data. By executing this Agreement, you hereby agree freely, and with your full knowledge and consent, to the collection, use, processing and transfer (collectively, the “Use”) of certain personal data such as your name, salary, nationality, job title, position evaluation rating along with details of all past awards and current awards outstanding under the Plan (collectively, the “Data”), for the purpose of managing and administering the Plan. You further acknowledge and agree that OfficeMax and/or any of its Affiliates may make Use of the Data amongst themselves and/or any other third parties assisting OfficeMax in the administration and management of the Plan (collectively, the “Data Recipients”). In keeping therewith, you hereby further authorize any Data Recipient, including Data Recipients located in foreign jurisdictions, to continue to make Use of the Data, in electronic or other form, for the purposes of administering and managing the Plan, including without limitation, any necessary Use of such Data as may be required for the subsequent holding of shares on your behalf by a broker or other third party with whom you may elect to deposit any shares acquired through the Plan.

OfficeMax shall, at all times, take all commercially reasonable efforts to ensure that appropriate safety measures shall be in place to ensure the confidentiality of the Data, and that no Use will be made of the Data for any purpose other than the administration and management of the Plan. You may, at any time, review your Data and request necessary amendments to such Data. You may withdraw your consent to Use of the Data herein by notifying OfficeMax in writing at the address specified in paragraph 10; however by withdrawing your consent to use Data, you may affect your eligibility to participate in the Plan.

By executing this Agreement you hereby release and forever discharge OfficeMax from any and all claims, demands, actions, causes of action, damages, liabilities, costs, losses and expenses arising out of, or in connection with, the Use of the Data including, without limitation, any and all claims for invasion of privacy, defamation and any other personal, moral and/or property rights.

10.	No Special Employment. Nothing contained in this Agreement or in the Plan shall be construed or deemed under any circumstances to bind OfficeMax to continue your employment for any particular period of time.

11.	Acceptance of Terms and Conditions. You must sign this Agreement and return it to OfficeMax’s Compensation Department on or before May 31, 2011 or the Award will be forfeited. Return your executed Agreement to: Becky Cohen by mail at OfficeMax, 263 Shuman Boulevard (5E238), Naperville, Illinois 60563 or by fax at (630)647-3722.

OfficeMax Incorporated	Awardee: Michael Lewis

/s/ Jeff Johnson	Signature:	/s/ Michael J. Lewis
Jeff Johnson
Senior Vice President,	Date:	May 27, 2011
Human Resources

3

Exhibit 99.6

OFFICEMAX INCORPORATED

NONDISCLOSURE AND FAIR COMPETITION AGREEMENT

THIS AGREEMENT is made as of this 2nd day of May, 2011, by and between OfficeMax Incorporated, a Delaware corporation (“OfficeMax”), which term includes any affiliates and subsidiaries), and Michael Lewis (the “Executive”).

In consideration of the mutual covenants contained herein, including without limitation OFFICEMAX’s employing Executive, OFFICEMAX providing Executive with OFFICEMAX’s confidential information and trade secrets, OFFICEMAX providing training to Executive, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Confidential lnformation/Trade Secrets. OFFICEMAX shall provide Executive with certain OFFICEMAX confidential information and trade secrets (“Confidential Information”). Confidential lnformation includes information about the business and affairs of OFFICEMAX including, without limitation, the names, addresses, price lists, purchasing histories and requirements of customers and potential customers; location, region, and company financial reports and company financial data of any type; sales and service manuals and bulletins; cost information and patterns; floor plans and drawings of facilities; marketing, merchandising, procurement, sales and other business strategies; transactional, acquisition and expansion plans; information regarding vendors, business affiliates and employees; and other similar information. Confidential lnformation shall also include, without limitation, all letters, memoranda, notes, tables, spreadsheets, and other similar documents, whether in hard-copy or electronic form, created or generated by or on behalf of Executive using the information, or any part thereof, described in the previous sentence. Executive recognizes that such information is the confidential information and trade secrets of OFFICEMAX, and agrees not to divulge such information to any person, firm, or institution except as such disclosure is a necessary part of the performance of Executive’s duties and obligations for OFFICEMAX. Further, upon termination of employment with OFFICEMAX, Executive will continue to treat Confidential lnformation as private and privileged, and will not, either for Executive’s own purposes or as an employee of or for the benefit of any other entity or person, use such information or disclose it to any person, firm, or institution.

2. Return of Property. On termination of Executive’s employment with OFFICEMAX, Executive will immediately surrender to OFFICEMAX, in good condition, all Confidential Information, as well as all letters, notes, memoranda, program design specifications, and all other similar items which relate to customers or potential customers of OFFICEMAX that Executive obtained from OFFICEMAX files or databases, are supplied to Executive by OFFICEMAX, or generated by Executive from OFFICEMAX data and that are in Executive’s possession, custody, or control wherever located including all reproductions or copies of such materials, whether in hard-copy or electronic form.

3. Noncompetition. In exchange for OFFICEMAX’s employment of Executive, and its agreement to provide Executive Confidential lnformation and training, for a period of 12 months after termination of Executive’s employment with OFFICEMAX, whether such termination is voluntary or involuntary (or for a period of 12 months after a final judgment or injunction enforcing this covenant), Executive agrees not to, directly as an employee or indirectly as a consultant or contractor, without the prior written consent of OFFICEMAX, be employed in the same or similar capacity as Executive was employed by OFFICEMAX, by another business entity or person for whom greater than 35% of its North American revenues are comprised of the direct sale or distribution of office supplies, office furniture, technology-related office products or computer consumables actually sold by OFFICEMAX, print and document services, or related office products or services (a “Competitor”). The parties agree that the term Competitor shall not include any business entity or person principally engaged in the manufacture and distribution of computer hardware, software or peripherals.

In agreeing to this restriction, Executive specifically acknowledges the substantial value to OFFICEMAX of Confidential lnformation and Executive’s intimate knowledge of OFFICEMAX’s business and agrees that such constitutes goodwill and a protectable interest of OFFICEMAX.

4. Non-Solicitation. In addition to the foregoing and not in limitation thereof, for all periods beginning upon the date hereof and ending two years from the date of Executive’s termination of employment with OFFICEMAX for whatever reason, Executive agrees that he/she shall not directly or indirectly, for Executive’s benefit or on behalf of any other party (other than OFFICEMAX):

(a) solicit or attempt to solicit any customer or supplier of OFFICEMAX for the purpose of selling, distributing, purchasing or obtaining office supplies, office furniture, technology-related products or computer consumables, print and document services, or related office products or services. For purposes hereof, a customer of OFFICEMAX shall mean any person or business to whom OFFICEMAX sold or distributed office supplies, office furniture, technology-related products or computer consumables, print and document services, or related office products and services during the last two years Executive was employed by OFFICEMAX and a supplier of OFFICEMAX shall mean any person or business from whom OFFICEMAX purchased or obtained office supplies, office furniture, technology-related products or computer consumables, print and document services, or related office products and services during the last two years Executive was employed by OFFICEMAX.

(b) solicit or discuss potential employment opportunities with any employee of OFFICEMAX (other than for opportunities with OFFICEMAX) or induce or attempt to induce any employee of OFFICEMAX to leave the employ of OFFICEMAX, or in any way interfere with the relationship between OFFICEMAX and any employee thereof without the prior express written consent of OFFICEMAX.

(c) offer, hire or cause to be offered or hired any person who was employed by OFFICEMAX at any time during the 12 months prior to the termination of Executive’s employment with OFFICEMAX.

(d) induce or attempt to induce any supplier, or other business relation of OFFICEMAX to cease doing business with OFFICEMAX or in any way interfere with the relationship between any such supplier or business relation and OFFICEMAX (including without limitation making any negative statements or communications about OFFICEMAX).

5. Severability. In case any one or more of the terms contained in Section 3, or in subsections (a), (b), (c), or (d) of Section 4 shall for any reason become invalid, illegal, or unenforceable, such invalidity, illegality, or unenforceability shall not affect any other terms herein, but such terms shall be deemed deleted and such deletion shall not affect the validity of the other terms of this Agreement. In addition, if any one or more of the terms contained in Section 3, or in subsections (a), (b), (c), or (d) of Section 4 shall for any reason be held by a court of competent jurisdiction to be excessively broad or unreasonable with regard to duration, scope, or area, the terms shall be construed in a manner to enable it to be enforced to the maximum extent permitted by applicable law, and any such court shall have the power to modify such term.

6. Enforcement. Executive understands that the breach of this Agreement will cause immediate, irreparable, and immeasurable injury to OFFICEMAX, and therefore agrees that in addition to any other rights OFFICEMAX has in order to enforce this Agreement, OFFICEMAX shall be entitled to injunctive relief without bond or other security by any competent court to enjoin and restrain the breach of this Agreement.

7. Employment-at-Will. Executive understands that his/her employment with OFFICEMAX is at-will and that this Agreement does not affect Executive’s employment-at-will status. Executive further acknowledges at any time and for any reason, Executive may resign his/her position or OFFICEMAX may terminate Executive’s employment.

8. Assignment. This Agreement shall be freely assignable by OFFICEMAX.

9. Attorneys’ Fees. In the event OFFICEMAX utilizes the services of in-house or outside attorneys for the purposes of enforcing any of the provisions of this Agreement and prevails on any one or more claim or cause of action, OFFICEMAX shall be entitled to recover its attorneys’ fees, costs, and expenses of such enforcement efforts, in addition to all damages and other remedies recoverable by OFFICEMAX.

10. Survival. Any respective obligations of OFFICEMAX or Executive hereunder which by their nature would continue beyond termination or resignation of Executive’s employment with OFFICEMAX will survive such termination or resignation.

11. Modification. This Agreement may not be modified orally, but only by a writing signed by the party against whom enforcement of any such modification is sought.

12. Inteqration. This Agreement expresses the entire agreement and understanding of the parties and supersedes all prior, and contemporaneous oral, agreements, commitments, and understandings pertaining to the subject matter hereof.

13. Waiver. The failure of either party to enforce at any time or for any period of time any of the provisions of this Agreement will not be construed to be a waiver of such provisions or of its right thereafter to enforce such provision and each and every provision thereafter.

14. Governing Law/Venue. For enforcement purposes, this Agreement shall be governed and construed according to the laws of the state of Delaware, without giving effect to any conflict of laws provisions. Executive irrevocably agrees to exclusive venue and submits to jurisdiction in the United States District Court for the Northern District of Illinois, Eastern Division, or the state courts in DuPage County, Illinois, for any dispute arising out of this Agreement, and waives all objections to jurisdiction and venue of such courts.

15. Executive’s Representations and Warranties. Executive represents and warrants to OMX as follows:

(a) Executive is under no contractual confidentiality, non-compete or non-solicitation agreement or other substantially similar restriction with any third party, which is inconsistent with Executive becoming employed with or by OMX, the performance of Executive’s duties owed to OMX, or any other rights of OMX.

(b) Neither OMX nor any of its affiliates nor any of their respective officers, directors, employees, agents or representatives has requested that Executive communicate or otherwise make available to any such parties at any time any proprietary information, data, trade secrets, or other confidential information belonging to Executive’s former employers or others.

(c) OMX has instructed Executive not to duplicate, reproduce or in any way take with Executive from Executive’s former employer or elsewhere any proprietary information, data, trade secrets or other confidential information belonging to Executive’s former employer or others.

(d) Executive has not duplicated, reproduced or in any way taken from Executive’s former employer or elsewhere any proprietary information, data, trade secrets, or other confidential information belonging to Executive’s former employer or others, and Executive does not currently have in Executive’s possession, custody or control any such information.

(e) Executive has not made available to OMX any proprietary information, data, trade secrets, or other confidential information belonging to Executive’s former employer or others, and shall not disclose or use for or to the benefit of OMX any such information.

(f) Neither OMX nor any of its affiliates nor any of their respective officers, directors, employees, agents or representatives has requested that Executive solicit or otherwise recruit for employment with OMX any person who was a co-employee of Executive at Executive’s former employer.

(g) Executive has not solicited or otherwise recruited for employment with OMX any person who was a co-employee of Executive at Executive’s former employer.

EXECUTIVE HAS READ THIS AGREEMENT and signs it with the understanding that the terms contained herein are a condition of Executive’s employment with OFFICEMAX and (1) control Executive’s use of certain information and know-how during and after his employment with OFFICEMAX, (2) restrict Executive’s employment opportunities upon termination of his employment with OFFICEMAX, and (3) restrict Executive’s ability to solicit customers, employees and suppliers of OFFICEMAX.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

OFFICEMAX INCORPORATED		Michael Lewis

By:	/s/ Matthew R. Broad	/s/ Michael J. Lewis
Its:	EVP

Exhibit 99.7

Jeff Johnson
SVP, Human Resources
263 Shuman Boulevard
Naperville, IL 60563

May 24, 2011

Mr. Michael Lewis

1300 North State Parkway

Suite 301

Chicago, IL 60610

Dear Michael,

This will confirm that as an executive officer of the company under certain circumstances you are eligible for severance under the Executive Officer Severance Policy (the “Policy”). This will further confirm that to the extent you ever become eligible to receive benefits under the Policy, the amount of your severance pay entitlement shall not be less than 12 months of your base salary regardless of whether the Policy is amended in the future to reduce or eliminate this amount. All other terms and conditions of the executive officer severance policy, including but not limited to exclusions from eligibility for severance benefits, conditions for termination of severance benefits, and any future provisions not currently in the Policy, shall apply to you consistent with the Policy’s terms and provisions at the time your eligibility for benefits under the Policy is assessed.

Should you have any questions, please feel free to contact me.

Kind regards,

/s/ Jeff Johnson

Jeff Johnson

Senior Vice President,

Human Resources

cc:	Matt Broad

Ravi Saligram